Exhibit 99.1

MEADWESTVACO CORPORATION

and Consolidated Subsidiary Companies

REVISIONS TO ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED

DECEMBER 31, 2011

Introduction

This Exhibit 99.1 revises certain sections included in MeadWestvaco Corporation’s (the “company”) Annual Report on Form 10-K for the year ended December 31, 2011 to give effect to the discontinued operations presentation of the Consumer & Office Products business, as well as the change in the company’s segment reporting structure of its packaging businesses.

Effective May 1, 2012, the company completed the spin-off of its Consumer & Office Products business and subsequent merger of that business with ACCO Brands Corporation. As a result of this transaction, the Consumer & Office Products business was reported as a discontinued operation beginning in the second quarter of 2012. Results for 2011 and prior periods included in this Exhibit 99.1 have been recast to present this business as a discontinued operation. Refer to Note R of Notes to Consolidated Financial Statements included in Part II, Item 8 for further information.

Effective January 1, 2012, the company changed the segment reporting structure of its packaging businesses. The new segment reporting structure consists of three market-focused lines of business which are Food & Beverage, Home, Health & Beauty, and Industrial. Results for 2011 and prior periods included in this Exhibit 99.1 have been conformed to the new segment reporting structure. Refer to Note T of Notes to Consolidated Financial Statements included in Part II, Item 8 for further information.

The information included in this Exhibit 99.1 should be read in conjunction with the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the three months ended March 31, 2012 and June 30, 2012, as well as Exhibit 99.2 to this Form 8-K, which revises certain sections included in the Quarterly Report on Form 10-Q for the three months ended March 31, 2012.

TABLE OF CONTENTS

Revisions to Annual Report on Form 10-K for the Year Ended December 31, 2011:

		Page
Item	PART I

1.	Business	1

	PART II

6.	Selected financial data	5
7.	Management’s discussion and analysis of financial condition and results of operations	7
8.	Financial statements and supplementary data	32

Part I

Item 1.	Business

General

MeadWestvaco Corporation (“MeadWestvaco”, “MWV”, or the “company”), a Delaware corporation formed in 2001 following the merger of Westvaco Corporation and The Mead Corporation, is a global packaging company that provides packaging solutions to many of the world’s brands in the healthcare, beauty and personal care, food, beverage, tobacco and home and garden industries. MWV’s other business operations serve the specialty chemicals and forestry and real estate markets. MWV’s segments are (i) Food & Beverage, (ii) Home, Health & Beauty, (iii) Industrial, (iv) Specialty Chemicals, and (v) Community Development and Land Management.

Food & Beverage

The Food & Beverage segment produces packaging materials, and designs and produces packaging solutions primarily for the global food, food service, beverage, dairy and tobacco end markets, as well as paperboard for commercial printing. For the global food market, the segment develops and produces materials and innovative solutions that are used to package frozen food, dry goods, ready-to-eat meals, hot and cold drinks, and various shelf-stable dairy products. For the global beverage market, the segment has a fully integrated business model, including high-performance paperboard, carton design and converting operations, as well as beverage packaging machinery. For the global tobacco market, the segment produces high performance paperboard, and designs and produces cartons for the leading tobacco brand owners. The segment’s materials are manufactured in the United States and converted into solutions at plants located in North America, Europe and Asia.

Home, Health & Beauty

The Home, Health & Beauty segment designs and produces packaging solutions for the global personal care, fragrance, home care, lawn and garden, prescription drug and healthcare end markets. For the global beauty and personal care market, the segment produces pumps for fragrances, lotions, creams and soaps, flip-top and applicator closures for bath and body products and lotions, and paperboard and plastic packaging for hair and skin care products. For the global home and garden market, the segment produces trigger sprayers for surface cleaners and fabric care, aerosol actuators for air fresheners, hose-end sprayers for lawn and garden maintenance, and spouted and applicator closures for a variety of other home and garden products. For the global healthcare market, the segment makes secondary packages designed to enhance patient adherence and child safety for prescription drugs, as well as healthcare dispensing systems, paperboard packaging and closures for over-the-counter and prescription drugs. Paperboard and plastic materials are converted into packaging solutions at plants located in North America, South America, Europe and Asia.

Industrial

The Industrial segment designs and produces corrugated packaging solutions, primarily for produce, meat, consumer products and bulk goods primarily in Brazil. The integrated business includes forestlands, paperboard mills and corrugated box plants. This segment also includes a corrugated operation in India, which develops packaging solutions principally for the domestic fresh produce growers. In Brazil, the segment manufactures high quality virgin kraftliner and recycle-based medium paperboards, and converts the material to corrugated packaging at five box plants across the country. In India, the segment converts raw materials to corrugated packaging at its facility in Pune.

Specialty Chemicals

The Specialty Chemicals segment manufactures, markets and distributes specialty chemicals derived from sawdust and other byproducts of the papermaking process in North America, Europe, South America and Asia. Products include performance chemicals derived from pine chemicals used in printing inks, asphalt paving and adhesives as well as the agricultural, paper and petroleum industries. This segment also includes products based on activated carbon used in gas vapor emission control systems for automobiles and trucks and applications for air, water and food purification.

Community Development and Land Management

The Community Development and Land Management segment is responsible for maximizing the value of the company’s landholdings in the Southeastern region of the U.S. Operations of the segment include real estate development, forestry operations and leasing activities. Real estate development includes (i) selling non-core forestlands primarily for recreational and residential uses, (ii) entitling and improving high-value tracts, and (iii) master planning select landholdings. Forestry operations include growing and harvesting softwood and hardwood on the company’s forestlands for external consumption and for use by the company’s mill-based business. Leasing activities include fees from third parties undertaking mineral extraction operations, as well as fees from recreational leases on the company’s forestlands.

For a more detailed description of our segments, including financial information, see Note T of Notes to Consolidated Financial Statements included in Part II, Item 8.

Marketing and distribution

The principal markets for our products are in North America, South America, Europe and Asia. We operate in 30 countries and serve customers in more than 100 nations. Our products are sold through a combination of our own sales force and paperboard merchants and distributors. The company has sales offices in key cities throughout the world.

Intellectual property

MeadWestvaco has a large number of foreign and domestic trademarks, trade names, patents, patent rights and licenses relating to its business. While, in the aggregate, intellectual property rights are material to our business, the loss of any one or any related group of such rights would not have a material adverse effect on our business.

Competition

MeadWestvaco operates in a very challenging global marketplace and competes with many large, well-established and highly competitive manufacturers and service providers. In addition, our business is affected by a range of macroeconomic conditions, including industry capacity changes, global competition, economic conditions in the U.S. and abroad, and currency exchange rates.

We compete principally through quality, price, value-added products and services such as packaging solutions, customer service, innovation, technology, and product design. Our proprietary trademarks and patents, in the aggregate, are also important to our competitive position in certain markets.

The Food & Beverage segment competes globally with manufacturers of coated and bleached paperboard for packaging and graphic applications, as well as other specialty paperboards. In addition, this segment competes for the global food, food service, beverage, dairy and tobacco packaging end markets. The Home, Health & Beauty segment competes within the packaging solutions for the global personal care, fragrance, home care, lawn and garden, prescription drug and healthcare end markets. The Industrial segment competes primarily within the Brazilian packaging markets for produce, meat, consumer products and bulk goods. The Specialty Chemicals segment competes on a worldwide basis with producers of activated carbons, refined tall oil products, lignin-based chemicals and specialty resins. The Community Development and Land Management segment competes in the real estate sales and development market and the forestry products industry in the Southeastern region of the U.S.

Research

MeadWestvaco conducts research and development in the areas of packaging and chemicals. Innovative product development and manufacturing process improvement are the main objectives of these efforts. The company also evaluates and adapts for use new and emerging technologies that may enable new product development and manufacturing cost reductions. Expenditures for research and development were $46 million, $39 million and $40 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Environmental laws and regulations

Our operations are subject to extensive regulation by federal, state and local authorities, as well as regulatory authorities with jurisdiction over foreign operations of the company. Due to changes in environmental laws and regulations, the application of such regulations, and changes in environmental control technology, it is not possible for us to predict with certainty the amount of capital expenditures to be incurred for environmental purposes. Approximately $52 million was spent on environmental capital projects in 2011.

The company has been notified by the U.S. Environmental Protection Agency or by various state or local governments that it may be liable under federal environmental laws or under applicable state or local laws with respect to the cleanup of hazardous substances at sites previously operated or used by the company. The company is currently named as a potentially responsible party (“PRP”), or has received third-party requests for contribution under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and similar state or local laws with respect to numerous sites. There are other sites which may contain contamination or which may be potential Superfund sites, but for which MeadWestvaco has not received any notice or claim. The potential liability for all these sites will depend upon several factors, including the extent of contamination, the method of remediation, insurance coverage and contribution by other PRPs. The company regularly evaluates its potential liability at these various sites. At December 31, 2011, MeadWestvaco had recorded liabilities of approximately $24 million for estimated potential cleanup costs based upon its close monitoring of ongoing activities and its past experience with these matters. The company believes that it is reasonably possible that costs associated with these sites may exceed amounts of recorded liabilities at December 31, 2011 by an amount that could range from an insignificant amount to as much as $20 million. This estimate is less certain than the estimate upon which the environmental liabilities were based. After consulting with legal counsel and after considering established liabilities, it is our judgment that the resolution of pending litigation and proceedings is not expected to have a material adverse effect on the company’s consolidated financial condition or liquidity. In any given period or periods, however, it is possible such proceedings or matters could have a material effect on the results of operations.

Employees

MeadWestvaco currently employs approximately 15,000 people worldwide, of whom approximately half are employed in the U.S. and half are employed internationally. Approximately half of the company’s employees around the world are represented by labor unions under various collective bargaining agreements. The company engages in negotiations with labor unions for new collective bargaining agreements from time to time and will be negotiating new collective agreements at various manufacturing locations around the world during the course of 2012. The company considers its relationships with its unions and other employee representatives to be generally good. While it is the company’s objective to reach agreements without work stoppages, it cannot predict the outcome of any negotiations.

International operations

MeadWestvaco’s operations outside the U.S. are conducted through subsidiaries located in Canada, Mexico, South America, Europe and Asia. While there are risks inherent in foreign investments, we do not believe at this time that such risks are material to our overall business prospects. MeadWestvaco’s sales that were attributable to U.S. operations, including export sales, were 66% for both of the years ended December 31, 2011 and 2010 and 68% for the year ended December 31, 2009. Export sales from MeadWestvaco’s U.S. operations were 17% for the year ended December 31, 2011 and 16% for both of the years ended December 31, 2010, and 2009. Sales that were attributable to foreign operations were 34% for both of the years ended December 31, 2011 and 2010 and 32% for the year ended December 31, 2009. For more information about the company’s U.S. and foreign operations, see Note T of Notes to Consolidated Financial Statements included in Part II, Item 8.

Available information

Our Internet address is www.mwv.com. Please note that MWV’s Internet address is included in this document as an inactive textual reference only. The information contained on our website is not incorporated by reference into this document or any future reports we may file with the SEC and should not be considered part of this report. MWV makes available on this website free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. You may access these filings in the Investors section of our website. MWV’s Corporate Governance Principles, our charters (Nominating and Governance Committee, Audit Committee, Compensation and Organization Development Committee, Finance Committee, Safety, Health and Environment Committee, and Executive Committee) and our Code of Conduct can be found in the Investors section of our website at the following address: http://www.mwv.com/InvestorRelations/CorporateGovernance/index.htm

Part II

Item 6.	Selected financial data

Dollars in millions, except per share data

	Years ended December 31,
	2011		2010	2009		2008		2007
EARNINGS
Net sales	$5,318		$4,946	$4,658		$5,056		$4,702
Income from continuing operations attributable to the company	217		186	164		39		190
Income (loss) from discontinued operations	29		(80)	61		51		95
Net income attributable to the company	246	[1]	106 [2]	225	[3]	90	[4]	285	[5]
Income from continuing operations:
Per share – basic	1.27		1.09	0.96		0.23		1.04
Per share – diluted	1.25		1.08	0.95		0.23		1.04
Net income per share – basic	1.45		0.62	1.31		0.52		1.56
Net income per share – diluted	1.42		0.62	1.30		0.52		1.56
Depreciation, depletion and amortization expense	367		360	376		396		397

COMMON STOCK
Number of common shareholders	20,000		21,000	22,500		23,400		24,700
Weighted average number of shares outstanding:
Basic	170		170	171		172		183
Diluted	174		173	173		173		184
Dividends paid	$170		$160	$157		$159		$169
Per share:
Dividends declared	1.00		0.94	0.92		0.92		0.92
Book value	18.62		19.52	19.89		17.37		21.33

FINANCIAL POSITION
Working capital	$762		$1,220	$1,285		$887		$712
Current ratio	1.5		2.0	2.0		1.7		1.5
Property, plant, equipment and forestlands, net	$3,442		$3,159	$3,205		$3,238		$3,450
Total assets	8,763		8,814	9,021		8,455		9,837
Long-term debt, excluding current maturities	1,880		2,042	2,153		2,309		2,375
Shareholders’ equity	3,182		3,286	3,406		2,967		3,708
Debt to total capital (shareholders’ equity and total debt)	40%		38%	39%		45%		40%

OPERATIONS
Primary production of paperboard (thousands, in tons)	2,848		2,804	2,697		3,033		3,106
New investment in property, plant, equipment and forestlands on a continuing operations basis	$655		$229	$214		$266		$298
Acres of forestlands owned (thousands)	836		865	890		932		952
Number of employees at December 31	17,000		18,000	20,000		23,000		23,000

[1]	2011 results include after-tax restructuring charges of $19 million, or $0.11 per share. 2011 results also include after-tax income from discontinued operations of $29 million, or $0.17 per share.
[2]

2010 results include after-tax restructuring charges of $34 million, or $0.20 per share, tax benefits of $29 million, or $0.17 per share, from cellulosic biofuel producer credits and audit settlements, an after-tax gain of $5 million, or $0.03 per share, related to post-retirement and pension curtailments, and an after-tax charge of $4 million, or $0.02 per share, from early extinguishment of debt. 2010 results also include an after-tax loss from discontinued operations of $80 million, or $0.46 per share.

[3]

2009 results include after-tax income from alternative fuel mixture credits of $242 million, or $1.40 per share, after-tax restructuring charges of $108 million, or $0.63 per share, charges of $32 million, or $0.18 per share, related to domestic and foreign tax audits, after-tax charges of $14 million, or $0.08 per share, from early extinguishments of debt, after-tax income of $13 million, or $0.07 per share, from a change to employee vacation policy, an after-tax expense of $12 million, or $0.07 per share, from a contribution to the MeadWestvaco Foundation, after-tax gains of $11 million, or $0.07 per share, related to sales of certain assets, and an after-tax gain of $4 million, or $0.02 per share, related to a pension curtailment. 2009 results also include after-tax income from discontinued operations of $61 million, or $0.35 per share.

[4]

2008 results include after-tax restructuring charges of $31 million, or $0.18 per share, after-tax gains of $10 million, or $0.05 per share, related to sales of certain assets, and an after-tax gain of $6 million, or $0.04 per share, related to a pension curtailment. 2008 results also include after-tax income from discontinued operations of $51 million, or $0.29 per share.

[5]

2007 results include after-tax restructuring charges of $44 million, or $0.24 per share, after-tax one-time costs related to the company’s cost initiative of $15 million, or $0.08 per share, and after-tax gains of $155 million, or $0.84 per share, from sales of large-tract forestlands. 2007 results also include after-tax income from discontinued operations of $95 million, or $0.52 per share.

Item 7.	Management’s discussion and analysis of financial condition and results of operations

OVERVIEW

For the year ended December 31, 2011, MeadWestvaco Corporation (“MeadWestvaco”, “MWV,” or the “company”) reported net income attributable to the company from continuing operations of $217 million, or $1.25 per share. These results include after-tax restructuring charges of $19 million, or $0.11 per share. Comparable results for prior years are noted later in this discussion.

Sales from continuing operations increased 8% to $5.32 billion in 2011 compared to $4.95 billion in 2010. In 2011, the company benefited from its profitable growth strategies centered on commercial excellence, insights-driven innovation, growth in emerging markets, and expanded participation with new materials and capabilities. Increased sales in 2011 were driven by execution of these profitable growth strategies resulting in improved performance in global markets for food, beverage and tobacco packaging compared to 2010. Sales in 2011 also benefited from higher sales of performance chemicals for inks, adhesives and oilfield drilling markets compared to 2010. Growing participation in emerging markets, such as China and Brazil, continued to produce favorable results with related sales increasing 11% in 2011. Revenues from emerging markets in 2011 comprised about 27% of the company’s total sales.

Pre-tax earnings on a continuing operations basis from the company’s segments increased 17% to $692 million in 2011 compared to $590 million in 2010. The improved year-over-year performance reflects the execution of profitable growth strategies to achieve share gains in targeted markets and drive value-based pricing to offset rising input cost inflation. MWV’s profitable growth strategies delivered favorable performance in 2011 even as volumes in various markets weakened due to the ongoing uncertain global macroeconomic climate. The company also benefited from a more efficient cost structure, and continued to generate gains in productivity from its improved manufacturing footprint and ongoing operational excellence initiatives.

On May 1, 2012, MeadWestvaco completed the spin-off of its Consumer & Office Products business and subsequent merger of that business with ACCO Brands Corporation. MeadWestvaco shareholders received approximately one share of ACCO Brands Corporation stock for every three shares of MeadWestvaco stock they owned of record as of April 24, 2012, resulting in their collective ownership on May 1, 2012 of 50.5% of the outstanding common shares of ACCO Brands Corporation. For the years ended December 31, 2011, 2010 and 2009, the operating results of the Consumer & Office Products business are reported in discontinued operations in the consolidated statements of operations on an after-tax basis. Refer to Note R of Notes to Consolidated Financial Statements included in Part II, Item 8 for further information.

On December 30, 2011, the company acquired Polytop Corporation, an innovative leader in the design and manufacturing of dispensing closures serving the food, home and garden, and beauty and personal care packaging markets. The company will extend Polytop’s market leading dispensing closure solutions across its global packaging platform. The results of operations from the date of this acquisition are included in the Food & Beverage and Home, Health & Beauty segments. Refer to Note Q of Notes to Consolidated Financial Statements included in Part II, Item 8 for further information.

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-looking Statements” section located later in this document.

RESULTS OF OPERATIONS

The following table summarizes MWV’s results for the years ended December 31, 2011, 2010 and 2009, as reported in accordance with accounting principles generally accepted in the U.S. All references to per share amounts are presented on an after-tax basis.

	Years ended December 31,
In millions, except per share data	2011	2010	2009
Net sales	$5,318	$4,946	$4,658
Cost of sales	4,193	3,986	3,951
Selling, general and administrative expenses	671	599	631
Interest expense	165	170	180
Other income, net	(28)	(8)	(378)

Income from continuing operations before income taxes	317	199	274
Income tax provision	96	9	110

Income from continuing operations	221	190	164
Income (loss) from discontinued operations, net of income taxes	29	(80)	61

Net income	250	110	225
Less: Net income attributable to non-controlling interests	4	4	—

Net income attributable to the company	$246	$106	$225

Income from continuing operations attributable to the company	$217	$186	$164

Net income per share – basic:
Income from continuing operations	$1.27	$1.09	$0.96
Income (loss) from discontinued operations	0.18	(0.47)	0.35

Net income attributable to the company	$1.45	$0.62	$1.31

Net income per share – diluted:
Income from continuing operations	$1.25	$1.08	$0.95
Income (loss) from discontinued operations	0.17	(0.46)	0.35

Net income attributable to the company	$1.42	$0.62	$1.30

Comparison of Years Ended December 31, 2011 and 2010

Sales were $5.32 billion and $4.95 billion for the years ended December 31, 2011 and 2010, respectively. In 2011, the company benefited from its profitable growth strategies centered on commercial excellence, insights-driven innovation, growth in emerging markets, and expanded participation with new materials and capabilities. Increased sales in 2011 were driven by execution of these profitable growth strategies resulting in improved performance in global markets for food, beverage and tobacco packaging compared to 2010. Sales in 2011 also benefited from higher sales of performance chemicals for inks, adhesives and oilfield drilling markets compared to 2010. Growing participation in emerging markets, such as China and Brazil, continued to produce favorable results with related sales increasing 11% in 2011. Revenues from emerging markets in 2011 comprised about 27% of the company’s total sales. Refer to the individual segment discussion that follows for detailed sales information.

Costs of sales were $4.19 billion and $3.99 billion for the years ended December 31, 2011 and 2010, respectively. In 2011, increased costs due to higher input cost inflation for certain raw materials and freight as well as the impact from foreign currency exchange more than offset the benefits from productivity improvements and overhead cost reductions compared to 2010. In 2011, input costs for energy, raw materials and freight included in cost of sales were $160 million higher compared to 2010. Restructuring charges included in cost of sales were $12 million and $35 million in 2011 and 2010, respectively.

Selling, general and administrative expenses were $671 million and $599 million for the years ended December 31, 2011 and 2010, respectively. In 2011, benefits from productivity initiatives and overhead reduction actions were more than offset by costs associated with investments in new product development and commercial capabilities, as well as modestly higher inflation compared to 2010. Restructuring charges included in selling, general and administrative expenses were $18 million in 2011 and $16 million in 2010.

Pension income was $82 million and $83 million for the years ended December 31, 2011 and 2010, respectively. Pension income is included in Corporate and Other for segment reporting purposes.

Interest expense was $165 million for the year ended December 31, 2011 and was comprised of $133 million related to bond and bank debt, $2 million related to a long-term obligation non-recourse to MWV, $21 million related to borrowings under life insurance policies and $9 million related to other borrowings. Interest expense was $170 million for the year ended December 31, 2010 and was comprised of $138 million related to bond and bank debt, $2 million related to a long-term obligation non-recourse to MWV, $20 million related to borrowings under life insurance policies and $10 million related to other borrowings.

Other income, net was $28 million and $8 million for the years ended December 31, 2011 and 2010, respectively, and was comprised of the following:

	Years ended December 31,
In millions	2011	2010
Interest income	$23	$17
Charges from early extinguishments of debt	—	(6)
Equity investment gain[1]	10	—
Foreign currency exchange gains (losses)	2	(3)
Other, net	(7)	—

	$28	$8

(1)

For the year ended December 31, 2011, the company recorded a net pre-tax gain of $10 million pursuant to the sale of commercial real estate consummated through an equity investment held by the Community Development and Land Management segment.

The company’s effective tax rate attributable to continuing operations was 30% and 5% for the years ended December 31, 2011 and 2010, respectively. The higher effective tax rate in 2011 compared to 2010 was primarily due to the mix and levels of pre-tax earnings between the company’s domestic and foreign operations and the effects from certain items in 2010 including tax benefits from the Cellulosic Biofuel Producer Credit and tax benefits from an internal reorganization of a domestic entity.

Discontinued operations presented in the consolidated statements of operations for the years ended December 31, 2011, 2010 and 2009 primarily relate to the spin-off of the Consumer & Office products business on May 1, 2012, the sale of the Envelope Products business on February 1, 2011, and the sale of the Media and Entertainment Packaging business on September 30, 2010. Refer to Note R of Notes to Consolidated Financial Statements included in Part II, Item 8 for further information.

In addition to the information discussed above, the following sections discuss the results of operations for each of the company’s segments and certain items included in Corporate and Other. MWV’s segments are (i) Food and Beverage, (ii) Home, Health and Beauty, (iii) Industrial, (iv) Specialty Chemicals, and (v) Community Development and Land Management. Refer to Note T of Notes to Consolidated Financial Statements included in Part II, Item 8 for a reconciliation of the sum of the results of the segments and Corporate and Other to consolidated income from continuing operations before income taxes. Restructuring charges are included in Corporate and Other for segment reporting purposes. Refer to the discussion included in “Significant Transactions” herein below for restructuring charges attributable to the company’s segments.

Food & Beverage

	Years ended December 31,
In millions	2011	2010
Sales	$3,078	$2,887
Segment profit [1]	312	247

(1)	Segment profit is measured as results before restructuring charges, pension income, interest expense and income, income taxes, and non-controlling interest income and losses.

The Food & Beverage segment produces packaging materials, and designs and produces packaging solutions primarily for the global food, food service, beverage, dairy and tobacco end markets, as well as paperboard for commercial printing. For the global food market, the segment develops and produces materials and innovative solutions that are used to package frozen food, dry goods, ready-to-eat meals, hot and cold drinks, and various shelf-stable dairy products. For the global beverage market, the segment has a fully integrated business model, including high-performance paperboard, carton design and converting operations, as well as beverage packaging machinery. For the global tobacco market, the segment produces high performance paperboard, and designs and produces cartons for the leading tobacco brand owners. The segment’s materials are manufactured in the United States and converted into solutions at plants located in North America, Europe and Asia.

Sales for the Food & Beverage segment were $3.08 billion in 2011 compared to $2.89 billion in 2010. Sales increased in 2011 due to improved pricing and product mix, particularly for products serving global food, beverage and tobacco markets, as well as from favorable foreign currency exchange compared to 2010. In 2011, revenue from emerging markets increased 17% driven by volume growth in food, beverage and liquid packaging applications in Asia compared to 2010. In 2011, total paperboard shipments decreased modestly compared to 2010; however, the segment continued to outperform in targeted global food and beverage markets, as volumes in those markets outpaced industry trends and helped offset weaker volumes in general packaging compared to 2010.

Profit for the Food & Beverage segment was $312 million in 2011 compared to $247 million in 2010. Profit in 2011 benefited by $155 million from improved pricing and product mix, $55 million from productivity initiatives driving reductions in both input and fixed costs, $7 million primarily from foreign currency exchange and $3 million from increased volumes compared to 2010. Profit in 2011 was negatively impacted by $111 million from inflation, primarily higher input costs for certain raw materials and freight, $44 million from market and maintenance-related downtime compared to 2010.

Home, Health & Beauty

	Years ended December 31,
In millions	2011	2010
Sales	$766	$751
Segment profit [1]	34	51

(1)	Segment profit is measured as results before restructuring charges, pension income, interest expense and income, income taxes, and non-controlling interest income and losses.

The Home, Health & Beauty segment designs and produces packaging solutions for the global personal care, fragrance, home care, lawn and garden, prescription drug and healthcare end markets. For the global beauty and personal care market, the segment produces pumps for fragrances, lotions, creams and soaps, flip-top and applicator closures for bath and body products and lotions, and paperboard and plastic packaging for hair and skin care products. For the global home and garden market, the segment produces trigger sprayers for surface cleaners and fabric care, aerosol actuators for air fresheners, hose-end sprayers for lawn and garden maintenance, and spouted and applicator closures for a variety of other home and garden products. For the global healthcare market, the segment makes secondary packages designed to enhance patient adherence and child safety for prescription drugs, as well as healthcare dispensing systems, paperboard packaging and closures for over-the-counter and prescription drugs. Paperboard and plastic materials are converted into packaging solutions at plants located in North America, South America, Europe and Asia.

Sales for the Home, Health & Beauty segment were $766 million in 2011 compared to $751 million in 2010. Sales increased in 2011 as improved pricing and product mix, favorable foreign currency exchange and the impact of the 2010 acquisition of Spray Plast within the home and garden market more than offset overall volume declines compared to 2010. Inventory management actions by customers and global macroeconomic conditions negatively impacted overall volumes in the home and garden and beauty and personal care markets in North America and Europe.

Profit for the Home, Health & Beauty segment was $34 million in 2011 compared to $51 million in 2010. Profit in 2011 benefited by $16 million from improved pricing and product mix and $7 million from productivity initiatives and overhead reduction actions and $4 million of favorable foreign currency exchange and other items compared to 2010. Profit in 2011 was negatively impacted by $32 million from inflation, primarily higher input costs for certain raw materials and freight, and $12 million from lower volume compared to 2010.

Industrial

	Years ended December 31,
In millions	2011	2010
Sales	$507	$468
Segment profit [1]	80	84

(1)	Segment profit is measured as results before restructuring charges, pension income, interest expense and income, income taxes, and non-controlling interest income and losses.

The Industrial segment designs and produces corrugated packaging solutions, primarily for produce, meat, consumer products and bulk goods primarily in Brazil. The integrated business includes forestlands, paperboard mills and corrugated box plants. This segment also includes a corrugated operation in India, which develops packaging solutions principally for the domestic fresh produce growers. In Brazil, the segment manufactures high quality virgin kraftliner and recycle-based medium paperboards, and converts the material to corrugated packaging at five box plants across the country. In India, the segment converts raw materials to corrugated packaging at its facility in Pune.

Sales for the Industrial segment were $507 million in 2011 compared to $468 million in 2010. In 2011, benefits from improvements in product mix and favorable foreign currency exchange more than offset the impact from lower overall volumes compared to 2010.

Profit for the Industrial segment was $80 million in 2011 compared to $84 million in 2010. Profit in 2011 benefited by $36 million from improved pricing and product mix and $5 million from foreign currency exchange and other items compared to 2010. Profit in 2011 was negatively impacted by $20 million from inflation, primarily higher labor costs, $20 million from lower productivity and expenses related to the expansion of the corrugated packaging business in Brazil and $5 million from lower volume compared to 2010.

Specialty Chemicals

	Years ended December 31,
In millions	2011	2010
Sales	$811	$680
Segment profit [1]	203	141

(1)	Segment profit is measured as results before restructuring charges, pension income, interest expense and income, income taxes, and non-controlling interest income and losses.

The Specialty Chemicals segment manufactures, markets and distributes specialty chemicals derived from sawdust and other byproducts of the papermaking process in North America, Europe, South America and Asia. Products include performance chemicals derived from pine chemicals used in printing inks, asphalt paving and adhesives as well as the agricultural, paper and petroleum industries. This segment also includes products based on activated carbon used in gas vapor emission control systems for automobiles and trucks and applications for air, water and food purification.

Sales for the Specialty Chemicals segment were $811 million in 2011 compared to $680 million in 2010. In 2011, pricing and product mix improvement across key pine chemicals markets, as well as a modest increase in overall volume, drove sales growth compared to 2010. Sales in 2011 benefited from the segment’s continued success in penetrating higher value markets for pine chemicals, asphalt additives and carbon technologies. The segment also continued to benefit from its focus on the highest value formulations used in the manufacturing of publication inks, adhesives, oilfield drilling and road building and maintenance solutions. In carbon solutions, sales were up in 2011 due to volume gains in water purification and improved pricing and product mix compared to 2010. Automotive carbon volumes in 2011 were relatively unchanged compared to 2010 as auto production levels in North America were up year-over-year, although offset from lower production in Japan due to the tsunami.

Profit for the Specialty Chemicals segment was $203 million in 2011 compared to $141 million in 2010. Profit in 2011 benefited by $105 million from improved pricing and product mix, $11 million from productivity initiatives and overhead reduction actions and $5 million from increased volume compared to 2010. Profit in 2011 was negatively impacted by $43 million from inflation, primarily higher input costs for certain raw materials and freight, and $16 million from foreign currency exchange and other items compared to 2010.

Community Development and Land Management

	Years ended December 31,
In millions	2011	2010
Sales	$161	$168
Segment profit [1]	63	67

(1)	Segment profit is measured as results before restructuring charges, pension income, interest expense and income, income taxes, and non-controlling interest income and losses.

The Community Development and Land Management segment is responsible for maximizing the value of the company’s landholdings in the Southeastern region of the U.S. Operations of the segment include real estate development, forestry operations and leasing activities. Real estate development includes (i) selling non-core forestlands primarily for recreational and residential uses, (ii) entitling and improving high-value tracts, and (iii) master planning select landholdings. Forestry operations include growing and harvesting softwood and hardwood on the company’s forestlands for external consumption and for use by the company’s mill-based business. Leasing activities include fees from third parties undertaking mineral extraction operations, as well as fees from recreational leases on the company’s forestlands.

Sales for the Community Development and Land Management segment were $161 million in 2011 compared to $168 million in 2010. Profit was $63 million in 2011 compared to $67 million in 2010. Profit from real estate activities was $54 million in 2011 versus $55 million in 2010. In 2011, the company sold approximately 30,090 acres for gross proceeds of $73 million versus approximately 25,130 acres for gross proceeds of $80 million in 2010. Profit from forestry operations and leasing activities was $9 million in 2011 compared to $12 million in 2010.

The real estate sector remains challenging due to high unemployment and weak consumer spending. These factors will likely continue to influence near-term results. During this time the segment will continue to move forward with its near- and long-term real estate value creation plans, including enhancing rural land, and entitling and master planning its highest potential development properties.

Corporate and Other

	Years ended December 31,
In millions	2011	2010
Corporate and Other expense, net	$(379)	$(395)

Corporate and Other includes expenses associated with corporate support staff services, as well as income and expense items not directly associated with ongoing segment operations, such as restructuring charges, pension income and curtailment gains and losses, interest expense and income, non-controlling interest income and losses, certain legal settlements, gains and losses on certain asset sales and other items.

Corporate and Other expense, net was $379 million and $395 million for the years December 31, 2011 and 2010, respectively. In 2011, the expense, net of certain income items, includes interest expense of $165 million, interest income of $23 million, pension income of $82 million and restructuring charges of $30 million. In 2010, the expense, net of certain income items, includes interest expense of $170 million, interest income of $17 million, pension income of $83 million and restructuring charges of $51 million.

Comparison of Years Ended December 31, 2010 and 2009

Sales from continuing operations were $4.95 billion and $4.66 billion for the years ended December 31, 2010 and 2009, respectively. Increased sales were driven by higher volumes and improved pricing and product mix resulting from strong commercial execution in MWV’s targeted global markets, as well as from favorable foreign currency exchange compared to 2009. These positive effects on sales in 2010 were partially offset by negative volume impacts stemming from continued strategic exits from low-return products. Participation in emerging markets, including Asia and Brazil, produced favorable results with related sales increasing 19% in 2010. Revenues from emerging markets comprised approximately 26% of the company’s total sales in 2010. Refer to the individual segment discussion that follows for detailed sales information.

Costs of sales were $3.99 billion and $3.95 billion for the years ended December 31, 2010 and 2009, respectively. In 2010, increased costs due to higher volumes and input cost inflation for certain raw materials and freight more than offset the benefits from productivity improvements and overhead cost reductions compared to 2009. In 2010, input costs for energy, raw materials and freight included in cost of sales were $102 million higher compared to 2009. Restructuring charges included in cost of sales were $35 million and $134 million in 2010 and 2009, respectively.

Selling, general and administrative expenses were $599 million and $631 million for the years ended December 31, 2010 and 2009, respectively. Benefits in 2010 from productivity initiatives and overhead reduction actions more than offset increased costs associated with investments for new product development and to accelerate profitable growth in emerging markets, as well as increased costs of implementing information technology systems and related processes for certain European operations compared to 2009. Restructuring charges included in selling, general and administrative expenses were $16 million and $33 million in 2010 and 2009, respectively.

Pension income from continuing operations was $83 million and $77 million for the years ended December 31, 2010 and 2009, respectively. Pension income is included in Corporate and Other for segment reporting purposes.

Interest expense was $170 million for the year ended December 31, 2010 and was comprised of $138 million related to bond and bank debt, $2 million related to a long-term obligation non-recourse to MWV, $20 million related to borrowings under life insurance policies and $10 million related to other borrowings. Interest expense was $180 million for the year ended December 31, 2009 and was comprised of $142 million related to bond and bank debt, $4 million related to a long-term obligation non-recourse to MWV, $20 million related to borrowings under life insurance policies and $14 million related to other borrowings.

Other income, net was $8 million and $378 million for the years ended December 31, 2010 and 2009, respectively, and was comprised of the following:

	Years ended December 31,
In millions	2010	2009
Interest income	$17	$15
Charges from early extinguishments of debt	(6)	(23)
Foreign currency exchange gains (losses)	(3)	3
Gains on sales of certain assets	—	16
Alternative fuel mixture credit[1]	—	375
Other, net	—	(8)

	$8	$378

(1)	Through December 31, 2009, the U.S. Internal Revenue Code allowed an excise tax credit for alternative fuel mixtures produced by a taxpayer for use as a fuel in a taxpayer’s trade or business.

The company’s effective tax rate attributable to continuing operations was 5% and 40% for the years ended December 31, 2010 and 2009, respectively. The lower effective tax rate in 2010 compared to 2009 was primarily due to the mix and levels of pre-tax earnings between the company’s domestic and foreign operations, the effects from certain items in 2010 including tax benefits from the Cellulosic Biofuel Producer Credit (“CBPC”) and tax benefits from an internal reorganization of a domestic entity, and the favorable impact of $375 million to pre-tax domestic income in 2009 from alternative fuel mixture credits (“AFMC”). In 2010, the company recorded a $20 million tax benefit net of taxes and related reserves related to the CBPC. The tax benefit recognized in 2010 was related to cellulose biofuel produced in 2009 for which the company had not previously made claims under AFMC. The availability of the CBPC for cellulose biofuel produced by the company’s pulp and paper mills expired on December 31, 2009. Taxpayers may be able to obtain benefits from the CBPC by repaying all or part of the AFMC previously received. At this time, management does not anticipate repaying the AFMC previously claimed in order to obtain the CBPC.

In addition to the information discussed above, the following sections discuss the results of operations for each of the company’s segments and certain items included in Corporate and Other.

Food & Beverage

	Years ended December 31,
In millions	2010	2009
Sales	$2,887	$2,792
Segment profit [1]	247	190

(1)	Segment profit is measured as results before restructuring charges, pension income, interest expense and income, income taxes, and non-controlling interest income and losses.

Sales for the Food & Beverage segment were $2.89 billion in 2010 compared to $2.79 billion in 2009. Sales increased in 2010 primarily due to higher volume and improved pricing and product mix compared to 2009.

Profit for the Food & Beverage segment was $247 million in 2010 compared to $190 million in 2009. Profit in 2010 benefited by $81 million from improved pricing and product mix, $82 million from productivity initiatives and overhead reduction actions and $15 million from increased volume compared to 2009. Profit in 2010 was negatively impacted by $91 million from input cost inflation for certain raw materials and freight, $25 million from increased costs due to reduced fiber availability from severe weather in the U.S. during the first quarter of 2010 and $5 million from foreign currency exchange and other items compared to 2009.

Home, Health & Beauty

	Years ended December 31,
In millions	2010	2009
Sales	$751	$759
Segment profit [1]	51	25

(1)	Segment profit is measured as results before restructuring charges, pension income, interest expense and income, income taxes, and non-controlling interest income and losses.

Sales for the Home, Health & Beauty segment were $751 million in 2010 compared to $759 million in 2009. Sales declined in 2010 due to the impact stemming from deliberate exits from certain low-return products. This effect in 2010 was partially offset by improved overall pricing and product mix and volume growth in higher-value products compared to 2009.

Profit for the Home, Health & Beauty segment was $51 million in 2010 compared to $25 million in 2009. Profit in 2010 benefited by $39 million from productivity initiatives and overhead reduction actions, $15 million from improved pricing and product mix, and $5 million from foreign currency exchange and other items, including the impact from strategic actions to eliminate low-return products, compared to 2009. Profit in 2010 was negatively impacted by $33 million from inflation primarily for certain raw materials and freight compared to 2009.

Industrial

	Years ended December 31,
In millions	2010	2009
Sales	$468	$371
Segment profit [1]	84	61

(1)	Segment profit is measured as results before restructuring charges, pension income, interest expense and income, income taxes, and non-controlling interest income and losses.

Sales for the Industrial segment were $468 million in 2010 compared to $371 million in 2009. Year-over-year volume growth, improved pricing and product mix, and favorable foreign currency exchange drove the sales increase compared to 2009.

Profit for the Industrial segment was $84 million in 2010 compared to $61 million in 2009. Profit in 2010 benefited by $3 million from productivity initiatives and overhead reduction actions, $35 million from favorable pricing and product mix, $7 million for favorable foreign currency exchange and $5 million from increased volume compared to 2009. Profit in 2010 was negatively impacted by $25 million from input cost inflation primarily for certain raw materials and freight and $2 million from other items compared to 2009.

Specialty Chemicals

	Years ended December 31,
In millions	2010	2009
Sales	$680	$503
Segment profit [1]	141	56

(1)	Segment profit is measured as results before restructuring charges, pension income, interest expense and income, income taxes, and non-controlling interest income and losses.

Sales for the Specialty Chemicals segment were $680 million in 2010 compared to $503 million in 2009. Sales increased in 2010 from significantly higher volumes and improved pricing and product mix due to strong demand for pine chemicals and activated carbon, as well as strong demand for the segment’s asphalt solutions in emerging markets. Sales in 2010 also benefited from increased sales of chemicals for oil field services, adhesives, printing inks and water and food purification applications, as well as from increased automotive production in North America, Europe and emerging markets compared to 2009.

Profit for the Specialty Chemicals segment was $141 million in 2010 compared to $56 million in 2009. Profit in 2010 benefited by $41 million from improved pricing and product mix, $25 million from increased volume, $11 million from productivity initiatives and overhead reduction actions and $9 million from input cost deflation compared to 2009. Profit in 2010 was negatively impacted by $1 million from foreign currency exchange and other items compared to 2009.

Community Development and Land Management

	Years ended December 31,
In millions	2010	2009
Sales	$168	$193
Segment profit [1]	67	99

(1)	Segment profit is measured as results before restructuring charges, pension income, interest expense and income, income taxes, and non-controlling interest income and losses.

Sales for the Community Development and Land Management segment were $168 million in 2010 compared to $193 million in 2009. Profit was $67 million in 2010 compared to $99 million in 2009. Profit from real estate activities was $55 million in 2010 versus $88 million in 2009. In 2010, the company sold approximately 25,130 acres for gross proceeds of $80 million versus approximately 59,700 acres for gross proceeds of $118 million in 2009. Profit from forestry operations and leasing activities was $12 million in 2010 compared to $11 million in 2009.

Corporate and Other

	Years ended December 31,
In millions	2010	2009
Sales	$—	$49
Corporate and Other expense, net	(395)	(157)

Corporate and Other expense, net was $395 million and $157 million for the years December 31, 2010 and 2009, respectively. In 2010, the expense, net of certain income items, includes interest expense of $170 million, interest income of $17 million, pension income of $83 million and restructuring charges of $51 million. In 2009, the expense, net of certain income items, includes alternative fuel credits of $375 million, interest expense of $180 million, interest income of $15 million, pension income of $77 million and restructuring charges of $167 million. Revenue included in Corporate and Other in 2009 includes sales from the company’s specialty papers operation, which was sold in the fourth quarter of 2009.

LIQUIDITY AND CAPITAL RESOURCES

The company’s cash flow from continuing operations, current cash levels and other sources of currently available liquidity are expected to be adequate to fund scheduled debt payments, dividends to shareholders and capital expenditures in 2012. In addition, the company’s U.S. qualified retirement plans remain well over funded and management does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

Cash and cash equivalents totaled $656 million at December 31, 2011, of which approximately half was held in the U.S. with the remaining portions of 22% in Europe, 20% in Brazil and 9% in other foreign jurisdictions. The credit quality of the company’s portfolio of short-term investments remains strong with the majority of its cash equivalents invested in U.S. government securities. Of the company’s cash and cash equivalents held in Europe, approximately 85% were invested in U.S. government securities at December 31, 2011.

Funding for the company’s domestic operating, investing and financing activities in the foreseeable future is expected to come from sources of liquidity within its U.S. operations, including cash holdings, operating cash flow and bank-committed credit capacity. As such, the company’s offshore cash holdings are not a key source of liquidity to its U.S. operations and management does not intend to transfer cash held by foreign subsidiaries to the U.S. that would be subject to potential tax impacts associated with the repatriation of undistributed earnings on foreign subsidiaries.

Operating activities

Cash provided by operating activities from continuing operations was $479 million in 2011, compared to $443 million in 2010 and $723 million in 2009. The increase in cash flow in 2011 compared to 2010 was primarily attributable to higher earnings. The decrease in cash flow in 2010 compared to 2009 reflects higher receipts of alternative fuel mixture credits of $292 million in 2009 compared to 2010, partially offset by improved year-over-year segment earnings in 2010. Cash provided by operating activities from discontinued operations was $81 million in 2011, $103 million in 2010, and $153 million in 2009.

Investing activities

Cash used in investing activities from continuing operations was $676 million in 2011, compared to $266 million in 2010 and $194 million in 2009. Cash used in investing activities from continuing operations in 2011 was driven by capital expenditures of $655 million, payments for acquired businesses (net of cash acquired) of $70 million, contributions to joint ventures of $7 million, offset in part by proceeds from dispositions of assets of $56 million. Cash used in investing activities from continuing operations in 2010 was driven by capital expenditures of $229 million, payments for acquired businesses (net of cash acquired) of $49 million, contributions to joint ventures of $9 million and other uses of funds of $10 million, offset in part by proceeds from dispositions of assets of $31 million. Cash used in investing activities from continuing operations in 2009 was driven by capital expenditures of $214 million, contributions to joint ventures of $4 million and other uses of funds of $25 million, offset in part by proceeds from dispositions of assets of $49 million. Cash provided by investing activities from discontinued operations was $33 million in 2011 and $46 million in 2010. Cash used in investing activities from discontinued operations was $15 million in 2009. Cash flows provided by discontinued operations in 2011 and 2010 primarily relate to proceeds received from dispositions of certain businesses. In 2011, capital spending associated with the expansion of MWV’s corrugated packaging business in Brazil was $286 million and capital spending associated with the construction of a new biomass boiler at the Covington paperboard mill was $51 million.

Financing activities

Cash used in financing activities from continuing operations was $25 million in 2011, compared to $377 million in 2010 and $404 million in 2009. Cash used in financing activities from continuing operations in 2011 was driven by dividend payments of $170 million and repayment of long-term debt of $42 million, offset in part by proceeds from issuance of long-term debt of $113 million, proceeds from the exercises of stock options of $38 million, proceeds from notes payable and other short-term borrowings of $32 million and other sources of funds of $4 million. Cash used in financing activities from continuing operations in 2010 was driven by dividend payments of $160 million, repayment of long-term debt of $132 million, repurchases of MWV common stock of $91 million, payments of notes payable and short-term borrowings of $1 million and other uses of funds of $1 million, offset in part by proceeds from other sources of funds of $8 million. Cash used in financing activities from continuing operations in 2009 was driven by repayment of long-term debt of $435 million, dividend payments of $157 million, payments of notes payable and short-term borrowings of $34 million and other uses of funds of $31 million, offset in part by proceeds from issuance of long-term debt of $250 million and other sources of funds of $3 million. Cash used in financing activities from discontinued operations was $1 million in 2011, $2 million in 2010 and $1 million in 2009.

During 2011, MeadWestvaco entered into a R$470 million bank credit agreement with the Brazilian Development Bank (“BNDES”) in connection with the company’s expansion in Brazil. Amounts borrowed under this facility are funding qualifying equipment purchases in accordance with the BNDES agreement and incur a fixed rate of interest of 5.5%. Borrowings under this facility are denominated in Brazilian Real currency. Principal payments will commence in 2013 with final maturity in 2020. Approximately R$180 million (U.S. Dollar equivalent of approximately $97 million) was drawn under this facility at December 31, 2011. Total remaining capacity of this facility in Brazilian Real currency was R$290 million at December 31, 2011 (U.S. Dollar equivalent of approximately $155 million).

MeadWestvaco had a $600 million bank credit agreement which was undrawn at December 31, 2011. The $600 million credit agreement contained a financial covenant limiting the percentage of total debt to total capitalization (including deferred taxes) to 55%, as well as certain other covenants with which the company was in compliance at December 31, 2011.

On January 30, 2012, MeadWestvaco entered into a new $600 million five-year revolving credit facility and a new $250 million five-year term loan facility (collectively the “New Credit Facilities”) with a syndicate of banks. The New Credit Facilities are scheduled to expire on January 30, 2017 and replaced the aforementioned $600 million bank credit agreement that was due to expire on October 19, 2012. The New Credit Facilities will be used principally to obtain funds for general corporate purposes. The New Credit Facilities’ agreement contains a financial covenant limiting the percentage of total debt to total capitalization (including deferred taxes) to 55%, as well as certain other covenants with which the company is in compliance.

As part of the monitoring activities surrounding the credit quality of the company’s credit facilities, management evaluates credit default activities and bank ratings of our lenders. In addition, management undertakes similar measures and evaluates deposit concentrations to monitor the credit quality of the financial institutions that hold the company’s cash and cash equivalents.

The company’s percentage of total debt to total capital (shareholders’ equity and total debt) was 40% and 38% at December 31, 2011 and 2010, respectively.

On January 23, 2012, the company’s Board of Directors declared a regular quarterly dividend of $0.25 per common share.

EFFECTS OF INFLATION

Prices for energy, including natural gas, oil and electricity, as well as for raw materials and freight, increased in 2011 compared to 2010. During 2011, pre-tax input costs of energy, raw materials and freight were $160 million higher than in 2010 on a continuing operations basis. During 2010, pre-tax input costs of energy, raw materials and freight were $102 million higher than in 2009 on a continuing operations basis.

ENVIRONMENTAL AND LEGAL MATTERS

Our operations are subject to extensive regulation by federal, state and local authorities, as well as regulatory authorities with jurisdiction over foreign operations of the company. Due to changes in environmental laws and regulations, the application of such regulations, and changes in environmental control technology, it is not possible for us to predict with certainty the amount of capital expenditures to be incurred for environmental purposes. Approximately $52 million was spent on environmental capital projects in 2011.

The company has been notified by the U.S. Environmental Protection Agency or by various state or local governments that it may be liable under federal environmental laws or under applicable state or local laws with respect to the cleanup of hazardous substances at sites previously operated or used by the company. The company is currently named as a potentially responsible party (“PRP”), or has received third-party requests for contribution under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and similar state or local laws with respect to numerous sites. There are other sites which may contain contamination or which may be potential Superfund sites, but for which MeadWestvaco has not received any notice or claim. The potential liability for all these sites will depend upon several factors, including the extent of contamination, the method of remediation, insurance coverage and contribution by other PRPs. The company regularly evaluates its potential liability at these various sites. At December 31, 2011, MeadWestvaco had recorded liabilities of approximately $24 million for estimated potential cleanup costs based upon its close monitoring of ongoing activities and its past experience with these matters. The company believes that it is reasonably possible that costs associated with these sites may exceed amounts of recorded liabilities at December 31, 2011 by an amount that could range from an insignificant amount to as much as $20 million. This estimate is less certain than the estimate upon which the environmental liabilities were based. After consulting with legal counsel and after considering established liabilities, it is our judgment that the resolution of pending litigation and proceedings is not expected to have a material adverse effect on the company’s consolidated financial condition or liquidity. In any given period or periods, however, it is possible such proceedings or matters could have a material effect on the results of operations.

As with numerous other large industrial companies, the company has been named a defendant in asbestos-related personal injury litigation. Typically, these suits also name many other corporate defendants. To date, the costs resulting from the litigation, including settlement costs, have not been significant. As of December 31, 2011, there were approximately 510 lawsuits. Management believes that the company has substantial indemnification protection and insurance coverage, subject to applicable deductibles and policy limits, with respect to asbestos claims. The company has valid defenses to these claims and intends to continue to defend them vigorously. Additionally, based on its historical experience in asbestos cases and an analysis of the current cases, the company believes that it has adequate amounts accrued for potential settlements and judgments in asbestos-related litigation. At December 31, 2011, the company had recorded litigation liabilities of approximately $34 million, a significant portion of which relates to asbestos. Should the volume of litigation grow substantially, it is possible that the company could incur significant costs resolving these cases. After consulting with legal counsel and after considering established liabilities, it is our judgment that the resolution of pending litigation and proceedings is not expected to have a material adverse effect on the company’s consolidated financial condition or liquidity. In any given period or periods, however, it is possible such proceedings or matters could have a material effect on the results of operations.

MeadWestvaco is involved in various other litigation and administrative proceedings arising in the normal course of business. Although the ultimate outcome of such matters cannot be predicted with certainty, management does not believe that the currently expected outcome of any matter, lawsuit or claim that is pending or threatened, or all of them combined, will have a material adverse effect on the company’s consolidated financial condition or liquidity. In any given period or periods, however, it is possible such proceedings or matters could have a material effect on the results of operations.

CONTRACTUAL OBLIGATIONS

The company enters into various contractual obligations throughout the year. Presented below are the contractual obligations of the company as of December 31, 2011, and the time period in which payments under the obligations are due. Disclosures related to long-term debt, capital lease obligations and operating lease obligations are included in Note G and Note I of Notes to Consolidated Financial Statements included in Part II, Item 8. Also included below are disclosures regarding the amounts due under purchase obligations. A purchase obligation is defined as an agreement to purchase goods or services that is enforceable and legally binding on the company and that specifies all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. The company has included in the below disclosure all normal and recurring purchase orders, take-or-pay contracts, supply arrangements as well as other purchase commitments that management believes meet the above definition of a purchase obligations.

	Payments due by period
In millions	Total	Less than 1 year 2012	1-3 years 2013 and 2014	3-5 years 2015 and 2016	More than 5 years 2017 and beyond
Contractual obligations:
Debt, excluding capital lease obligations	$1,988	$253	$34	$58	$1,643
Interest on debt (1)	2,019	139	267	259	1,354
Capital lease obligations (2)	327	12	21	20	274
Operating leases	341	50	76	55	160
Purchase obligations	1,439	1,071	199	87	82
Other long-term obligations (3) (4)	876	106	213	199	358

Total	$6,990	$1,631	$810	$678	$3,871

(1)

Amounts are based on weighted-average interest rates of 7.8% and 7.7% for the company’s fixed-rate long-term debt for 2012 and for 2013 and thereafter, respectively. See related discussion in Note G of Notes to Consolidated Financial Statements included in Part II, Item 8.

(2)	Amounts include both principal and interest payments.
(3)	Total excludes a $338 million liability that is non-recourse to MeadWestvaco. See related discussion in Note E of Notes to Consolidated Financial Statements included in Part II, Item 8.
(4)

Total excludes $268 million of unrecognized tax benefits and $91 million of related accrued interest and penalties at December 31, 2011 due to the uncertainty of timing of payment. See Note O of Notes to Consolidated Financial Statements included in Part II, Item 8 for additional information.

SIGNIFICANT TRANSACTIONS

Consumer & Office Products transaction

On May 1, 2012, MeadWestvaco completed the spin-off of its Consumer & Office Products business and subsequent merger of that business with ACCO Brands Corporation. MeadWestvaco shareholders received approximately one share of ACCO Brands Corporation stock for every three shares of MeadWestvaco stock they owned of record as of April 24, 2012, resulting in their collective ownership on May 1, 2012 of 50.5% of the outstanding common shares of ACCO Brands Corporation. For the years ended December 31, 2011, 2010 and 2009, the operating results of the Consumer & Office Products business are reported in discontinued operations in the consolidated statements of operations on an after-tax basis. Refer to Note R of Notes to Consolidated Financial Statements included in Part II, Item 8 for further information.

Dispositions

On February 1, 2011, the company completed the sale of its Envelope Products business for cash proceeds of $55 million. During 2010, the company recorded pre-tax charges of $19 million ($15 million after taxes) comprised of impairment of long-lived assets of $6 million, impairment of allocated goodwill of $7 million and a pension curtailment loss of $6 million. During 2011, the company recorded additional charges of $1 million ($0.7 million after taxes) primarily related to a working capital adjustment. The combined pre-tax charges recorded in 2010 and 2011 sum to $20 million ($16 million after taxes) and represent the total amount of loss on sale of the Envelope Products business. The operating results of this business, as well as the charges noted above, are reported in discontinued operations in the consolidated statements of operations on an after-tax basis. The results of operations and assets and liabilities of the Envelope Products business were previously included in the Consumer & Office Products segment.

On September 30, 2010, the company completed the sale of its Media and Entertainment Packaging business for cash proceeds of $68 million. The sale resulted in a pre-tax loss of $153 million ($126 million after taxes). During 2011, the company recorded additional charges of $12 million ($8 million after taxes) primarily related to a media and packaging business pension settlement. The combined pre-tax charges recorded in 2010 and 2011 sum to $165 million ($134 million after taxes) and represent the total amount of loss on sale of the Media and Entertainment Packaging business. The operating results of this business, as well as the charges noted above, are reported in discontinued operations in the consolidated statements of operations on an after-tax basis. The results of operations and assets and liabilities of the Media and Entertainment Packaging business were previously included in the former Consumer Solutions segment.

Refer to Note R of Notes to Consolidated Financial Statements included in Part II, Item 8 for related discussion.

Restructuring charges

During 2008, the company commenced a series of broad cost reduction actions to lower overhead costs and close or restructure certain manufacturing locations. Restructuring charges incurred during 2011 and 2010 are pursuant to the 2008 program. During 2005, the company launched a cost reduction initiative to improve the efficiency of its business model. Restructuring charges incurred during 2009 were pursuant to the 2008 and 2005 programs. Cumulative charges included in the results from continuing operations through December 31, 2011 since the inceptions of these programs were $236 million for the 2005 program and $270 million for the 2008 program. Although these charges related to individual segments, such amounts are included in Corporate and Other for segment reporting purposes.

Restructuring charges attributable to individual segments and by nature of cost, as well as cost of sales (“COS”) and selling, general and administrative expenses (“SG&A”) classification in the consolidated statements of operations for the years ended December 31, 2011, 2010 and 2009 are presented below.

Year ended December 31, 2011

	Employee-related costs			Asset write-downs and other costs			Total
In millions	COS	SG&A	Total	COS	SG&A	Total	COS	SG&A	Total
Food & Beverage	$5	$3	$8	$3	$0	$3	$8	$3	$11
Home, Health & Beauty	3	1	4	0	0	0	3	1	4
Industrial	0	1	1	0	0	0	0	1	1
All other(1)	0	6	6	1	7	8	1	13	14

Total charges	$8	$11	$19	$4	$7	$11	$12	$18	$30

(1)	Includes $7 million related to employee relocation costs.

Year ended December 31, 2010

	Employee-related costs			Asset write-downs and other costs			Total
In millions	COS	SG&A	Total	COS	SG&A	Total	COS	SG&A	Total
Food & Beverage	$27	$5	$32	$5	$0	$5	$32	$5	$37
Home, Health & Beauty	(1)	1	0	2	0	2	1	1	2
Industrial	0	0	0	3	0	3	3	0	3
All other(1)	0	5	5	(1)	5	4	(1)	10	9

Total charges	$26	$11	$37	$9	$5	$14	$35	$16	$51

(1)	Includes $5 million related to employee relocation costs.

Year ended December 31, 2009

	Employee-related costs			Asset write-downs and other costs			Total
In millions	COS	SG&A	Total	COS	SG&A	Total	COS	SG&A	Total
Food & Beverage	$7	$12	$19	$37	$0	$37	$44	$12	$56
Home, Health & Beauty	11	7	18	33	0	33	44	7	51
Industrial	1	1	2	3	0	3	4	1	5
All other	0	6	6	42	7	49	42	13	55

Total charges	$19	$26	$45	$115	$7	$122	$134	$33	$167

CRITICAL ACCOUNTING POLICIES

Our principal accounting policies are described in the Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements included in Part II, Item 8. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Management believes the accounting policies discussed below represent those accounting policies requiring the exercise of judgment where a different set of judgments could result in the greatest changes to reported results. Management has discussed the development and selection of the critical accounting estimates with the Audit Committee of the Board of Directors, and the Audit Committee has reviewed the company’s disclosure.

Environmental and legal liabilities: We record accruals for estimated environmental liabilities when remedial efforts are probable and the costs can be reasonably estimated. These estimates reflect assumptions and judgments as to the probable nature, magnitude and timing of required investigation, remediation and monitoring activities, as well as availability of insurance coverage and contribution by other potentially responsible parties. Due to the numerous uncertainties and variables associated with these assumptions and judgments, and changes in governmental regulations and environmental technologies, accruals are subject to substantial uncertainties, and actual costs could be materially greater or less than the estimated amounts. We record accruals for other legal contingencies, which are also subject to numerous uncertainties and variables associated with assumptions and judgments, when the loss is probable and reasonably estimable. Liabilities recorded for claims are limited to pending cases based on the company’s historical experience, consultation with outside counsel and consultation with an actuarial specialist concerning the feasibility of reasonably estimating liabilities associated with claims that may arise in the future. We recognize insurance recoveries when collection is reasonably assured.

Restructuring and other charges: We periodically record charges for the reduction of our workforce, the closure of manufacturing facilities and other actions related to broad cost reduction actions and productivity initiatives. These events require estimates of liabilities for employee separation payments and related benefits, demolition, facility closures and other costs, which could differ from actual costs incurred.

Pension and postretirement benefits: Assumptions used in the determination of net pension cost and postretirement benefit expense, including the discount rate, the expected return on plan assets, and increases in future compensation and medical costs, are evaluated by the company, reviewed with the plan actuaries annually and updated as appropriate. Actual asset returns and compensation and medical costs, which are more favorable than assumptions, can have the effect of lowering expense and cash contributions, and, conversely, actual results, which are less favorable than assumptions, could increase expense and cash contributions. In accordance with generally accepted accounting principles, actual results that differ from assumptions are accumulated and amortized over future periods and, therefore, affect expense in such future periods.

In 2011, the company recorded pre-tax pension income from continuing operations of $82 million, compared to $83 million in 2010 and $77 million in 2009. The company currently estimates pre-tax pension income in 2012 to be approximately $65 million. This estimate assumes a long-term rate of return on plan assets of 8.00%, and a discount rate of 4.25%. The company determined the discount rate by referencing the Citigroup Pension Discount Curve. The company believes that using a yield curve approach most accurately reflects changes in the present value of liabilities over time since each cash flow is discounted at the rate at which it could effectively be settled.

If the expected rate of return on plan assets were to change by 0.5%, annual pension income in 2012 would change by approximately $18 million. Similarly, if the discount rate were to change by 0.5%, annual pension income in 2012 would change by approximately $15 million.

At December 31, 2011, the aggregate value of pension fund assets had increased to $4.0 billion from $3.8 billion at December 31, 2010, reflecting overall favorable equity and fixed income market performance during 2011. For further details regarding pension fund assets, see Note L of Notes to Consolidated Financial Statements included in Part II, Item 8.

Prior service cost and unrecognized actuarial gains and losses in the retirement and postretirement benefit plans subject to amortization are amortized over the average remaining service periods, which are about 8 years for the bargained and salaried retirement plans, and about 5 years for the postretirement benefit plan, and are a component of accumulated other comprehensive loss. Prior service cost and unrecognized actuarial gains and losses associated with the envelope products salaried plan are being amortized over the average remaining life expectancy of the plan participants of about 26 years. The Envelope Products salaried plan was retained by the company post sale of the Envelope Products business.

Long-lived assets useful lives: Useful lives of tangible and intangible assets are based on management’s estimates of the periods over which the assets will be productively utilized in the revenue-generation process or for other useful purposes. Factors that affect the determination of lives include prior experience with similar assets, product life expectations and industry practices. The determination of useful lives dictates the period over which tangible and intangible long-lived assets are depreciated or amortized, typically using the straight-line method.

Impairment of long-lived assets: We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to carrying value to determine whether impairment exists. For an asset that is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows. Considerable judgment must be exercised as to determining future cash flows and their timing and, possibly, choosing business value comparables or selecting discount rates to use in any value computations.

Intangible assets: Business acquisitions often result in recording intangible assets. Intangible assets are recognized at the time of an acquisition, based upon their fair value. Similar to long-lived tangible assets, intangible assets with finite lives are subject to periodic impairment reviews whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As with tangible assets, considerable judgment must be exercised. Periodic impairment reviews of intangible assets assigned an indefinite life are required, at least annually, as well as when events or circumstances change. As with our review of impairment of tangible assets and goodwill, we employ significant assumptions in assessing our indefinite-lived intangible assets for impairment (primarily Calmar trademarks and trade names). An income approach (the relief from royalty method) is used to determine the fair values of our indefinite-lived intangible assets. Although our estimate of fair values of the company’s indefinite-lived intangible assets under the income approach exceed the respective carrying values, different assumptions regarding projected performance and other factors could result in significant non-cash impairment charges in the future. Based on our annual review of our indefinite-lived intangible assets as of October 1, 2011, there was no indication of impairment.

Goodwill: Goodwill represents the excess of cost of an acquired business over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination. As with tangible and other intangible assets, periodic impairment reviews are required, at least annually, as well as when events or circumstances change. We review the recorded value of our goodwill annually on October 1 or sooner, if events or changes in circumstances indicate that the carrying amount may exceed fair value. As with our review of impairment of tangible and intangible assets, we employ significant assumptions in assessing goodwill for impairment. These assumptions include relevant considerations of market-participant data. When it is determined that the two-step impairment test is required, an income approach is generally used to determine the fair values of our reporting units.

In applying the income approach in assessing goodwill for impairment, changes in assumptions could materially affect the determination of fair value for a reporting unit. Although our fair value estimates of the company’s reporting units under the income approach exceed the respective carrying values, different assumptions regarding projected performance and other factors could result in significant non-cash impairment charges in the future. The following assumptions are key to our income approach:

•

Business projections – Projections are based on three-year forecasts that are developed internally by management and reviewed by the company’s Board of Directors. These projections include significant assumptions such as estimates of future revenues, profits, working capital requirements, operating plans, costs of planned restructuring actions and capital expenditures. Assumptions surrounding macro-economic data and estimates include industry projections, inflation, foreign currency exchange rates and costs of energy, raw materials and freight.

•

Growth rates – A growth rate based on market participant data considerations is used to calculate the terminal value of a reporting unit. The growth rate is the expected rate at which a reporting unit’s earnings stream is projected to grow beyond the three-year forecast period.

•

Discount rates – Future cash flows are discounted at a rate that is consistent with a weighted average cost of capital for a potential market participant. The weighted average cost of capital is an estimate of the overall after-tax rate of return required by equity and debt holders of a business enterprise. The discount rates selected for the reporting units are based on existing conditions within the respective markets and reflect appropriate adjustments for potential risk premiums in those markets as well as appropriate weighting of the market cost of equity versus debt, which is developed with the assistance of external financial advisors.

•	Tax rates – Tax rates are based on estimates of the tax rates that a market participant would realize in the respective primary markets and geographic areas in which the reporting units operate.

Based on our annual review of the recorded value of goodwill at October 1, 2011, there was no indication of impairment. Holding other valuation assumptions constant, it would take a downward shift in operating profits, which management does not believe is likely, of more than approximately 25% from projected levels before the fair values of any reporting units would be below the respective carrying values, thereby triggering the requirement to perform further analysis which may indicate potential goodwill impairment.

Effective January 1, 2012, MWV changed the segment reporting structure of its packaging businesses. The new segment reporting structure consists of three market-focused lines of business which are Food & Beverage, Home, Health & Beauty, and Industrial. As a result of the above change in segment reporting, the company evaluated and changed the goodwill reporting units of its packaging businesses. Goodwill was allocated to the new reporting units using a relative fair value approach and based on management’s interim evaluation of the allocated goodwill as of January 1, 2012 there was no indication of impairment. See Note D of Notes to Consolidated Financial Statements included in Part II, Item 8 for further information.

Revenue recognition: We recognize revenue at the point when title and the risk of ownership passes to the customer. Substantially all of our revenues are generated through product sales, and shipping terms generally indicate when title and the risk of ownership have passed. Revenue is recognized at shipment for sales when shipping terms are FOB (free on board) shipping point unless risk of loss is maintained under freight terms. For sales where shipping terms are FOB destination, revenue is recognized when the goods are received by the customer. We provide for all allowances for estimated returns and other customer credits such as discounts and volume rebates, when the revenue is recognized, based on historical experience, current trends and any notification of pending returns. The customer allowances are, in many instances, subjective and are determined with significant management judgment and are reviewed regularly to determine the adequacy of the amounts. Changes in economic conditions, markets and customer relationships may require adjustments to these allowances from period to period. Also included in net sales is service revenue, which is recognized as the service is performed. Revenue is recognized for leased equipment to customers on a straight-line basis over the estimated term of the lease and is included in net sales of the company. Sales of landholdings are included in net sales in the consolidated statements of operations to reflect the strategic view and structure of the operations of the Community Development and Land Management segment established in 2008.

Income taxes: Income taxes are accounted for in accordance with the guidelines provided by the Financial Accounting Standards Board, which recognizes deferred tax assets and liabilities based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the enacted tax laws.

We evaluate the need for a deferred tax asset valuation allowance by assessing whether it is more likely than not that the company will realize its deferred tax assets in the future. The assessment of whether or not a valuation allowance is required often requires significant judgment, including the forecast of future taxable income and the valuation of tax planning initiatives. Adjustments to the deferred tax valuation allowance are made to earnings in the period when such assessment is made.

The company has tax jurisdictions located in many areas of the world and is subject to audit in these jurisdictions. Tax audits by their nature are often complex and can require several years to resolve. In the preparation of the company’s financial statements, management exercises judgments in estimating the potential exposure to unresolved tax matters. The company recognizes the tax benefit from an uncertain tax position if it is more likely than not that the position is sustainable. For those tax positions that meet the more likely than not criteria, the company records only the portion of the tax benefit that is greater than 50% likely to be realized upon settlement with the respective taxing authority. Interest and penalties related to unrecognized tax benefits are recorded within income tax expense in the consolidated statements of operations. While actual results could vary, in management’s judgment, the company has adequate tax accruals with respect to the ultimate outcome of such unresolved tax matters.

Each quarter, management must estimate our effective tax rate for the full year. This estimate includes assumptions about the level of income that will be achieved for the full year in both our domestic and international operations. The forecast of full-year earnings includes assumptions about markets in each of our businesses as well as the timing of certain transactions, including gains from forestland sales and restructuring charges. Should business performance or the timing of certain transactions change during the year, the level of income achieved may not meet the level of income estimated earlier in the year at interim periods. This change in the income levels and mix of earnings can result in significant adjustments to the tax provision in the quarter in which the estimate is refined.

NEW ACCOUNTING GUIDANCE

In June 2011, the Financial Accounting Standards Board (the “FASB”) issued new accounting guidance regarding the presentation of comprehensive income. The new guidance requires the presentation of items of net income and comprehensive income in either a single continuous financial statement or in two separate but consecutive financial statements. This accounting guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The impact of adoption did not have a material effect on the company’s consolidated financial statements.

In September 2011, the FASB issued new accounting guidance regarding the testing of goodwill for impairment. The new guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the required annual goodwill impairment test. This accounting guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011; however, early adoption is permitted. The company adopted the above provisions for its annual goodwill test performed in 2011. The impact of adoption did not have an effect on the company’s consolidated financial statements.

In December 2011, the FASB issued new accounting guidance regarding additional disclosures for financial instruments that are offset including the gross amount of the asset and liability as well as the impact of any net amount presented in the consolidated financial statements. These provisions are effective for fiscal and interim periods beginning on or after January 1, 2013. The impact of adoption will not have a material effect on the company’s consolidated financial statements.

There were no other accounting standards issued by the FASB in 2011 that had or are expected to have a material impact on the company’s financial position or results of operations.

FORWARD-LOOKING STATEMENTS

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Item 8.	Financial statements and supplementary data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of MeadWestvaco Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, equity, and cash flows present fairly, in all material respects, the financial position of MeadWestvaco Corporation and its subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A (not presented herein). Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Richmond, Virginia

February 27, 2012, except with respect to our opinion on the consolidated statements of comprehensive income and consolidated financial statements insofar as it relates to the effects of the spin-off of the Consumer and Office Products business and the change in composition of reportable segments discussed in Notes R and T of the consolidated financial statements, respectively, as to which the date is October 30, 2012.

FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
In millions, except per share data	2011	2010	2009
Net sales	$5,318	$4,946	$4,658
Cost of sales	4,193	3,986	3,951
Selling, general and administrative expenses	671	599	631
Interest expense	165	170	180
Other income, net	(28)	(8)	(378)

Income from continuing operations before income taxes	317	199	274
Income tax provision	96	9	110

Income from continuing operations	221	190	164
Income (loss) from discontinued operations, net of income taxes	29	(80)	61

Net income	250	110	225
Less: Net income attributable to non-controlling interests, net of income taxes	4	4	0

Net income attributable to the company	$246	$106	$225

Income from continuing operations attributable to the company	$217	$186	$164

Net income attributable to the company per share – basic:
Income from continuing operations	$1.27	$1.09	$0.96
Income (loss) from discontinued operations	0.18	(0.47)	0.35

Net income attributable to the company	$1.45	$0.62	$1.31

Net income attributable to the company per share – diluted:
Income from continuing operations	$1.25	$1.08	$0.95
Income (loss) from discontinued operations	0.17	(0.46)	0.35

Net income attributable to the company	$1.42	$0.62	$1.30

Shares used to compute net income attributable to the company per share:

Basic	170.4	170.3	171.3
Diluted	174.1	172.7	173.2

The accompanying notes are an integral part of these financial statements.

MEADWESTVACO CORPORATION AND CONSOLIDATED SUBSIDIARY COMPANIES

FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years ended December 31,
In millions	2011	2010	2009
Net income	$250	$110	$225

Other comprehensive (loss) income, net of tax:
Foreign currency translation	(112)	(25)	182
Adjustments related to pension and other benefit plans	(138)	16	159
Net unrealized (loss) gain on derivative instruments	(5)	0	9

Other comprehensive (loss) income, net of tax	(255)	(9)	350

Comprehensive (loss) income	(5)	101	575
Less: comprehensive income attributable to non-controlling interests	4	4	1

Comprehensive (loss) income attributable to the company	$(9)	$97	$574

The accompanying notes are an integral part of these financial statements.

MEADWESTVACO CORPORATION AND CONSOLIDATED SUBSIDIARY COMPANIES

FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

	December 31,
In millions, except share and per share data	2011	2010
ASSETS
Cash and cash equivalents	$656	$790
Accounts receivable, net	591	560
Inventories	579	554
Other current assets	63	106
Current assets of discontinued operations	353	436

Current assets	2,242	2,446

Property, plant, equipment and forestlands, net	3,442	3,159

Prepaid pension asset	969	1,052
Goodwill	668	640
Other assets	1,089	1,106
Non-current assets of discontinued operations	353	411

	$8,763	$8,814

LIABILITIES AND EQUITY
Accounts payable	$601	$550
Accrued expenses	489	476
Notes payable and current maturities of long-term debt	254	6
Current liabilities of discontinued operations	136	194

Current liabilities	1,480	1,226

Long-term debt	1,880	2,042
Other long-term obligations	1,244	1,239
Deferred income taxes	915	954
Non-current liabilities of discontinued operations	43	47

Commitments and contingencies	—	—

Equity:
Shareholders’ equity:
Common stock, $0.01 par
Shares authorized: 600,000,000
Shares issued and outstanding: 2011 –170,870,154 (2010 – 168,331,858)	2	2
Additional paid-in capital	3,153	3,075
Retained earnings	292	219
Accumulated other comprehensive loss	(265)	(10)

Total shareholders’ equity	3,182	3,286
Non-controlling interests	19	20

Total equity	3,201	3,306

	$8,763	$8,814

The accompanying notes are an integral part of these financial statements.

MEADWESTVACO CORPORATION AND CONSOLIDATED SUBSIDIARY COMPANIES

FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF EQUITY

	Shareholders’ equity					Non- controlling interests	Total equity
In millions	Outstanding shares	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income ( loss)
Balance at December 31, 2008	170.8	$2	$3,108	$207	$(350)	$14	$2,981
Net income	0	0	0	225	0	0	225
Other comprehensive income, net of tax	0	0	0	0	349	1	350
Increase (decrease) of non-controlling interest	0	0	0	0	0	3	3
Dividends declared	0	0	0	(157)	0	0	(157)
Non-controlling interest distribution	0	0	0	0	0	(1)	(1)
Share-based employee compensation	0.3	0	20	0	0	0	20
Exercise of stock options	0.2	0	2	0	0	0	2

Balance at December 31, 2009	171.3	2	3,130	275	(1)	17	3,423
Net income	0	0	0	106	0	4	110
Other comprehensive loss, net of tax	0	0	0	0	(9)	0	(9)
Dividends declared	0	0	0	(162)	0	0	(162)
Non-controlling interest distribution	0	0	0	0	0	(1)	(1)
Stock repurchased	(3.9)	0	(92)	0	0	0	(92)
Share-based employee compensation	0.4	0	30	0	0	0	30
Exercise of stock options	0.5	0	7	0	0	0	7

Balance at December 31, 2010	168.3	2	3,075	219	(10)	20	3,306
Net income	0	0	0	246	0	4	250
Other comprehensive loss, net of tax	0	0	0	0	(255)	0	(255)
Dividends declared	0	0	0	(173)	0	0	(173)
Non-controlling interest distribution	0	0	0	0	0	(5)	(5)
Share-based employee compensation	0.6	0	38	0	0	0	38
Exercise of stock options	2.0	0	40	0	0	0	40

Balance at December 31, 2011	170.9	$2	$3,153	$292	$(265)	$19	$3,201

The accompanying notes are an integral part of these financial statements.

MEADWESTVACO CORPORATION AND CONSOLIDATED SUBSIDIARY COMPANIES

FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOWS

In millions	2011	2010	2009
Cash flows from operating activities
Net income	$250	$110	$225
Discontinued operations	(29)	80	(61)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	367	360	376
Deferred income taxes	40	(12)	110
Loss (gain) on sales of assets, net	2	2	(16)
Pension income	(82)	(83)	(77)
Appreciation in cash surrender value insurance policies	(22)	(31)	(40)
Impairment of long-lived assets	5	7	96
Change in alternative fuel mixture credit receivable	0	32	(32)
Changes in working capital, excluding the effects of acquisitions and dispositions	(44)	(34)	169
Other, net	(8)	12	(27)

Net cash provided by operating activities of continuing operations	479	443	723
Discontinued operations	81	103	153

Net cash provided by operating activities	560	546	876

Cash flows from investing activities
Capital expenditures	(655)	(229)	(214)
Payments for acquired businesses, net of cash acquired	(70)	(49)	0
Proceeds from dispositions of assets	56	31	49
Contributions to joint ventures	(7)	(9)	(4)
Other, net	0	(10)	(25)
Discontinued operations	33	46	(15)

Net cash used in investing activities	(643)	(220)	(209)

Cash flows from financing activities
Proceeds from issuance of long-term debt	113	2	250
Repayment of long-term debt	(42)	(132)	(435)
Changes in notes payable and other short-term borrowings, net	32	(1)	(34)
Changes in book overdrafts	3	0	(22)
Dividends paid	(170)	(160)	(157)
Proceeds from exercises of stock options	38	6	3
Stock repurchases	0	(91)	0
Other, net	1	(1)	(9)
Discontinued operations	(1)	(2)	(1)

Net cash used in financing activities	(26)	(379)	(405)

Effect of exchange rate changes on cash	(25)	(7)	39

(Decrease) increase in cash and cash equivalents	(134)	(60)	301

Cash and cash equivalents:
At beginning of period	790	850	549

At end of period	$656	$790	$850

The accompanying notes are an integral part of these financial statements.

MEADWESTVACO CORPORATION AND CONSOLIDATED SUBSIDIARY COMPANIES

Summary of significant accounting policies

Basis of consolidation and preparation of financial statements: The consolidated financial statements include all majority-owned or controlled entities of MeadWestvaco Corporation (“MeadWestvaco”, “MWV”, or the “company”), and all significant inter-company transactions are eliminated. MWV’s segments are (i) Food & Beverage, (ii) Home, Health & Beauty, (iii) Industrial, (iv) Specialty Chemicals, and (v) Community Development and Land Management.

On May 1, 2012, MeadWestvaco completed the spin-off of its Consumer & Office Products (“C&OP”) business and subsequent merger of that business with ACCO Brands Corporation. Certain prior period amounts have been reclassified in these consolidated financial statements to conform to the presentation of discontinued operations. Refer to Note R for further discussion.

Estimates and assumptions: The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Translation of foreign currencies: The local currency is the functional currency for substantially all of the company’s significant operations outside the U.S. The assets and liabilities of the company’s foreign subsidiaries are translated into U.S. dollars using period-end exchange rates, and adjustments resulting from these financial statement translations are included in accumulated other comprehensive loss in the consolidated balance sheets. Revenues and expenses are translated at average rates prevailing during the period.

Cash equivalents: Highly liquid securities with an original maturity of three months or less are considered to be cash equivalents.

Accounts receivable and allowance for doubtful accounts: Trade accounts receivable are recorded at the invoice amount and generally do not bear interest. The allowance for doubtful accounts is the company’s best estimate of the amount of probable loss in the existing accounts receivable. The company determines the allowance based on historical write-off experience by business. Past due balances over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance when it is probable that the receivable will not be recovered.

Inventories: Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out method for substantially all raw materials, finished goods and production materials of U.S. manufacturing operations. Cost of all other inventories, including stores and supplies inventories and inventories of non-U.S. manufacturing operations, is determined by the first-in, first-out or average cost methods.

Property, plant, equipment and forestlands: Owned assets are recorded at cost. Also included in the cost of these assets is interest on funds borrowed during the construction period. When assets are sold, retired or disposed of, their cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in cost of sales. Gains and losses on sales of corporate real estate are recorded in other income, net. Costs of renewals and betterments of properties are capitalized; costs of maintenance and repairs are charged to expense. Costs of reforestation of forestlands are capitalized. Reforestation costs include the costs of seedlings, site preparation, planting of seedlings and early-stage fertilization.

Depreciation and depletion: The cost of plant and equipment is depreciated, utilizing the straight-line method, over the estimated useful lives of the assets, which range from 20 to 40 years for buildings and 5 to 30 years for machinery and equipment. Timber is depleted as timber is cut at rates determined annually based on the relationship of undepleted timber costs to the estimated volume of recoverable timber. Timber volumes used in calculating depletion rates are based upon merchantable timber volumes at a specific point in time. The depletion rates for company-owned land do not include an estimate of either future reforestation costs associated with a stand’s final harvest or future volume in connection with replanting of a stand subsequent to the final harvest.

Impairment of long-lived assets: The company periodically evaluates whether current events or circumstances indicate that the carrying value of its long-lived assets, including intangible assets with finite lives, to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to carrying value to determine whether impairment exists.

If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows. The company reports an asset to be disposed of at the lower of its carrying value or its estimated net realizable value.

Intangible assets assigned indefinite lives are to be tested at least annually or more often if events or changes in circumstances indicate that the fair value of an intangible asset is below its carrying value. The fair values of the company’s indefinite-lived intangible assets (primarily Calmar trademarks and trade names) are estimated using an income approach (the relief from royalty method). Although the estimate of the fair values of the company’s indefinite-lived intangible assets under the income approach exceed the respective carrying values, different assumptions regarding projected performance and other factors could result in significant non-cash impairment charges in the future. Based on the company’s annual review of the indefinite-lived intangible assets as of October 1, 2011, there was no indication of impairment.

Goodwill: Goodwill represents the excess of cost of an acquired business over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination. The company reviews the recorded value of goodwill at least annually on October 1, or sooner if events or changes in circumstances indicate that the fair value of a reporting unit is below its carrying value. The company may elect to use a qualitative approach to determine if goodwill is required to be tested. If goodwill is required to be tested for impairment, a two-step process is utilized. The first step is to identify a potential impairment and the second step is to measure the amount of the impairment loss, if any. Goodwill is deemed to be impaired if the carrying amount of a reporting unit’s goodwill exceeds its estimated fair value. Goodwill has been allocated to the company’s respective reporting units based on its nature and synergies expected to be achieved. The fair value of each reporting unit is estimated primarily using an income approach, specifically the discounted cash flow method. The company employs significant assumptions in evaluating its goodwill for impairment. These assumptions include relevant considerations of market-participant data.

In applying the income approach in assessing goodwill for impairment, changes in assumptions could materially affect the determination of fair value for a reporting unit. Although the fair value estimates of the company’s reporting units under the income approach exceed the respective carrying values, different assumptions regarding projected performance and other factors could result in significant non-cash impairment charges in the future. The following assumptions are key to the company’s income approach:

•

Business projections – Projections are based on three-year forecasts that are developed internally by management and reviewed by the company’s Board of Directors. These projections include significant assumptions such as estimates of future revenues, profits, working capital requirements, operating plans, costs of planned restructuring actions and capital expenditures. Assumptions surrounding macro-economic data and estimates include industry projections, inflation, foreign currency exchange rates and costs of energy, raw materials and freight.

•

Growth rates – A growth rate based on market participant data considerations is used to calculate the terminal value of a reporting unit. The growth rate is the expected rate at which a reporting unit’s earnings stream is projected to grow beyond the three-year forecast period.

•

Discount rates – Future cash flows are discounted at a rate that is consistent with a weighted average cost of capital for a potential market participant. The weighted average cost of capital is an estimate of the overall after-tax rate of return required by equity and debt holders of a business enterprise. The discount rates selected for the reporting units are based on existing conditions within the respective markets and reflect appropriate adjustments for potential risk premiums in those markets as well as appropriate weighting of the market cost of equity versus debt, which is developed with the assistance of external financial advisors.

•	Tax rates – Tax rates are based on estimates of the tax rates that a market participant would realize in the respective primary markets and geographic areas in which the reporting units operate.

Based on our annual review of the recorded value of goodwill at October 1, 2011, there was no indication of impairment. Holding other valuation assumptions constant, it would take a downward shift in operating profits, which management does not believe is likely, of more than approximately 25% from projected levels before the fair values of any reporting units would be below the respective carrying values, thereby triggering the requirement to perform further analysis which may indicate potential goodwill impairment.

Effective January 1, 2012, MWV changed the segment reporting structure of its packaging businesses. The new segment reporting structure consists of three market-focused lines of business which are Food & Beverage, Home, Health & Beauty, and Industrial. As a result of the above change in segment reporting, the company evaluated and changed the goodwill reporting units of its packaging businesses. Goodwill was allocated to the new reporting units using a relative fair value approach and based on management’s interim evaluation of the allocated goodwill as of January 1, 2012 there was no indication of impairment.

Other assets: Capitalized software for internal use, equipment leased to customers and other amortizable and indefinite-lived intangible assets are included in other assets. Capitalized software and other amortizable intangibles are amortized using the straight-line and cash flows methods over their estimated useful lives of 3 to 21 years. Equipment leased to customers is amortized using the sum-of-the-years-digits method over the estimated useful life of the machine, generally 10 years. Revenue is recognized for the leased equipment on a straight-line basis over the life of the lease and is included in net sales. The company records software development costs in accordance with the accounting guidance provided by the Financial Accounting Standards Board. See Note D and Note E for further information.

Financial instruments: The company utilizes well-defined financial derivatives in the normal course of its operations as a means to manage some of its interest rate, foreign currency and commodity risks. All derivative instruments are required to be recorded in the consolidated balance sheets as assets or liabilities, measured at fair value. The fair value estimates are based on relevant market information, including market rates and prices. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash-flow hedge, the effective portion of the change in the fair value of the derivative is recorded in accumulated other comprehensive income or loss and is recognized in the consolidated statements of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash-flow hedges are recognized in earnings. If a derivative is not designated as a qualifying hedge, changes in fair value are recognized in earnings. See Note H for further information.

Environmental and legal liabilities: Environmental expenditures that increase useful lives of assets are capitalized, while other environmental expenditures are expensed. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated. The company recognizes a liability for other legal contingencies when a loss is probable and reasonably estimable. Liabilities recorded for claims are limited to pending cases based on the company’s historical experience, consultation with outside counsel and consultation with an actuarial specialist concerning the feasibility of reasonably estimating liabilities associated with claims that may arise in the future. The company recognizes insurance recoveries when collection is reasonably assured. Fees for third-party legal services are expensed as incurred. See Note P for further information.

Asset retirement obligations: The company has certain conditional and unconditional asset retirement obligations associated with owned or leased property, plant and equipment, including surface impoundments, asbestos, and water supply wells. The company records a liability for the fair value of an asset retirement obligation when incurred if the fair value of the liability can be reasonably estimated. Management does not have sufficient information to estimate the fair value of certain obligations, primarily associated with surface impoundments and asbestos, because the settlement date or range of potential settlement dates has not been specified and information is not available to apply expected present value techniques. Subsequent to initial measurement, the company recognizes changes in the amounts of the obligations, as necessary, resulting from the passage of time and revisions to either the timing or amount of estimated cash flows.

Revenue recognition: The company recognizes revenues at the point when title and the risk of ownership passes to the customer. Substantially all of the company’s revenues are generated through product sales and shipping terms generally indicate when title and the risk of ownership have passed. Revenue is recognized at shipment for sales where shipping terms are FOB (free on board) shipping point unless risk of loss is maintained under freight terms. For sales where shipping terms are FOB destination, revenue is recognized when the goods are received by the customer. The company provides allowances for estimated returns and other customer credits such as discounts and volume rebates, when the revenue is recognized, based on historical experience, current trends and any notification of pending returns. Also included in net sales is service revenue, which is recognized as the service is performed. Revenue is recognized for leased equipment to customers on a straight-line basis over the estimated term of the lease and is included in net sales of the company. Sales of landholdings are included in net sales in the consolidated statements of operations.

Shipping and handling costs: Shipping and handling costs are classified as a component of cost of sales. Amounts billed to a customer in a sales transaction related to shipping and handling are classified as revenue.

Research and development: Included in cost of sales and selling, general and administrative expenses are expenditures for research and development of $46 million, $39 million and $40 million for the years ended December 31, 2011, 2010 and 2009, respectively, which were expensed as incurred.

Income taxes: Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the enacted tax rates in effect for the years the differences are expected to reverse. The company evaluates the need for a deferred tax asset valuation allowance by assessing whether it is more likely than not that it will realize its deferred tax assets in the future.

The company has tax jurisdictions located in many areas of the world and is subject to audit in these jurisdictions. Tax audits by their nature are often complex and can require several years to resolve. In the preparation of the company’s financial statements, management exercises judgments in estimating the potential exposure to unresolved tax matters. The company recognizes the tax benefit from an uncertain tax position if it is more likely than not that the position is sustainable. For those tax positions that meet the more likely than not criteria, the company records only the portion of the tax benefit that is greater than 50% likely to be realized upon settlement with the respective taxing authority. Interest and penalties related to unrecognized tax benefits are recorded within income tax expense in the consolidated statements of operations. While actual results could vary, in management’s judgment, the company has adequate tax accruals with respect to the ultimate outcome of such unresolved tax matters.

Share-based compensation: The company records compensation expense for graded and cliff vesting awards on a straight-line basis over the vesting period, which is generally three years. The company uses the “long-haul” method to determine the pool of tax benefits or deficiencies resulting from tax deductions related to awards of equity instruments that exceed or are less than the cumulative compensation cost for those instruments recognized for financial reporting. Substantially all compensation expense related to share-based awards is recorded as a component of selling, general and administrative expenses in the consolidated statements of operations. For stock-settled awards, the company issues previously authorized new shares. See Note K for further detail on share-based compensation.

Net income per share: Basic net income per share for all the periods presented has been calculated using the company’s weighted average shares outstanding. In computing diluted net income per share, incremental shares issuable upon the assumed exercise of stock options and other share-based compensation awards have been added to weighted average shares outstanding, if dilutive. For the years ended December 31, 2011, 2010, and 2009, 4.1 million, 7.9 million and 8.0 million of equity awards, respectively, were excluded from the calculation of weighted average shares outstanding, as the exercise price per share was greater than the average market value, resulting in an anti-dilutive effect on diluted earnings per share.

Related party transactions: The company has certain related party transactions in the ordinary course of business that are insignificant.

New accounting guidance

In June 2011, the Financial Accounting Standards Board (the “FASB”) issued new accounting guidance regarding the presentation of comprehensive income. The new guidance requires the presentation of items of net income and comprehensive income in either a single continuous financial statement or in two separate but consecutive financial statements. This accounting guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The impact of adoption did not have a material effect on the company’s consolidated financial statements.

In September 2011, the FASB issued new accounting guidance regarding the testing of goodwill for impairment. The new guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the required annual goodwill impairment test. This accounting guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011; however, early adoption is permitted. The company adopted the above provisions for its annual goodwill test performed in 2011. The impact of adoption did not have an effect on the company’s consolidated financial statements.

In December 2011, the FASB issued new accounting guidance regarding additional disclosures for financial instruments that are offset including the gross amount of the asset and liability as well as the impact of any net amount presented in the consolidated financial statements. These provisions are effective for fiscal and interim periods beginning on or after January 1, 2013. The impact of adoption will not have a material effect on the company’s consolidated financial statements.

There were no other accounting standards issued by the FASB in 2011 that had or are expected to have a material impact on the company’s financial position or results of operations.

A. Fair value measurements

The following information is presented for assets and liabilities that are recorded in the consolidated balance sheet at fair value at December 31, 2011 and 2010, measured on a recurring basis. There were no significant transfers of assets and liabilities that are recorded at fair value between Level 1 and Level 2 during 2011 and 2010.

In millions	December 31, 2011	Level 1 (1)	Level 2 (2)	Level 3 (3)
Recurring fair value measurements:
Derivatives-assets	$0	$0	$0	$0
Derivatives-liabilities	(19)	0	(19)	0
Cash equivalents	549	549	0	0

Pension plan assets:
Equity investments	$524	$514	$10	$0
Preferred stock	4	3	1	0
Government securities	989	82	904	3
Corporate debt investments	774	0	768	6
Derivatives	69	0	0	69
Partnerships and joint ventures	209	0	0	209
Real estate	46	0	0	46
Common collective trust	1,093	60	1,033	0
Registered investment companies	46	0	46	0
103-12 investment entities	259	0	259	0
Other pension (payables) receivables	(16)	(38)	0	22

Total pension plan assets	$3,997	$621	$3,021	$355

	December 31, 2010	Level 1 (1)	Level 2 (2)	Level 3 (3)
Recurring fair value measurements:
Derivatives-assets	$1	$0	$1	$0
Derivatives-liabilities	(8)	0	(8)	0
Cash equivalents	646	646	0	0

Pension plan assets:
Equity investments	$605	$594	$11	$0
Preferred stock	6	5	1	0
Government securities	875	0	864	11
Corporate debt investments	719	0	707	12
Derivatives	5	0	5	0
Partnerships and joint ventures	133	0	0	133
Real estate	53	0	0	53
Common collective trust	1,124	0	1,124	0
Registered investment companies	58	0	58	0
103-12 investment entities	151	0	151	0
Other pension (payables) receivables	4	(18)	0	22

Total pension plan assets	$3,733	$581	$2,921	$231

(1)	Quoted prices in active markets for identical assets.
(2)	Quoted prices for similar assets and liabilities in active markets.
(3)	Significant unobservable inputs.

The fair values of the pension plan assets were determined using a market approach based on quoted prices in active markets for identical or similar assets or where there were no observable market inputs an income approach based on estimated investment returns and cash flows.

The following information is presented for those assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at December 31, 2011 and 2010:

In millions	Equity investments	Government securities	Corporate debt investments	Derivatives	Partnerships and joint ventures	Real estate	Other pension receivables and payables	Total
December 31, 2009	$1	$0	$13	$0	$104	$44	$21	$183
Purchases	0	11	14	0	43	7	8	83
Sales	(1)	(1)	(10)	0	(27)	(1)	(10)	(50)
Realized gains (losses)	0	0	0	0	(4)	1	4	1
Unrealized gains (losses)	0	0	(1)	0	17	2	(1)	17
Transfers in (out) of Level 3	0	1	(4)	0	0	0	0	(3)

December 31, 2010	0	11	12	0	133	53	22	231
Purchases	0	1	2	14	86	3	1	107
Sales	0	(5)	(6)	(23)	(25)	(20)	(1)	(80)
Realized gains (losses)	0	0	0	10	1	(6)	(1)	4
Unrealized gains (losses)	0	(1)	0	68	14	16	1	98
Transfers in (out) of Level 3	0	(3)	(2)	0	0	0	0	(5)

December 31, 2011	$0	$3	$6	$69	$209	$46	$22	$355

At December 31, 2011, the book value of financial instruments included in debt is $2.1 billion and the fair value is estimated to be $2.2 billion. The difference between book value and fair value is derived from the difference between the December 31, 2011 market interest rate and the stated rate for the company’s fixed-rate, long-term debt. The company has estimated the fair value of financial instruments based upon quoted market prices for the same or similar issues or on the current interest rates available to the company for debt of similar terms and maturities.

B. Current assets

Cash equivalents of $549 million and $646 million at December 31, 2011 and 2010, respectively, are valued at cost, which approximates fair value. As of December 31, 2011 and 2010, the majority of the company’s cash equivalents were invested in U.S. government securities. Trade receivables have been reduced by an allowance for doubtful accounts of $15 million and $16 million at December 31, 2011 and 2010, respectively. Receivables also include $71 million and $74 million from sources other than trade at December 31, 2011 and 2010, respectively. Inventories at December 31, 2011 and 2010 are comprised of:

	December 31,
In millions	2011	2010
Raw materials	$156	$143
Production materials, stores and supplies	85	84
Finished and in-process goods	338	327

	$579	$554

Approximately 59% and 58% of inventories at December 31, 2011 and 2010, respectively, are valued using the last-in, first-out (“LIFO”) method. If inventories had been valued at current cost, they would have been $742 million and $702 million at December 31, 2011 and 2010, respectively. The effects of LIFO layer decrements were not significant to the consolidated statements of operations for the year ended December 31, 2011. The effect of LIFO layer decrements was a decrease of $0.01 to earnings per share for the year ended December 31, 2010 and an increase of $0.02 to earnings per share for the year ended December 31, 2009.

C. Property, plant, equipment and forestlands

Depreciation and depletion expense for the years ended December 31, 2011, 2010 and 2009 was:

In millions	2011	2010	2009
Depreciation and depletion expense	$301	$293	$303

Property, plant, equipment and forestlands consist of the following:

	December 31,
In millions	2011	2010
Land and land improvements	$250	$255
Buildings and leasehold improvements	756	761
Machinery and other	5,145	5,030

	6,151	6,046
Less: accumulated depreciation	(3,579)	(3,414)

	2,572	2,632
Forestlands	352	328
Construction-in-progress	518	199

	$3,442	$3,159

D. Goodwill and other intangible assets

Goodwill allocated to each of the company’s segments at December 31, 2011 and 2010 was:

	December 31,
In millions	2011	2010
Food & Beverage	$276	$267
Home, Health & Beauty	382	364
Specialty Chemicals	10	9

Total	668	640
Discontinued operations	164	172

	$832	$812

The changes in the carrying amount of goodwill for the years ended December 31, 2011 and 2010 are as follows:

In millions	2011	2010
Beginning balance	$812	$818
Goodwill acquired during the year[1]	30	19
Impairment losses[2]	0	(7)
Goodwill related to sale of business unit[3]	0	(9)
Adjustments[4]	(10)	(9)

Ending balance	$832	$812

Accumulated impairment losses:
Beginning balance	$(7)	$0
Impairment losses[2]	0	(7)

Ending balance	$(7)	$(7)

[1]

Goodwill acquired in 2011 related to the company’s acquisition of a dispensing closures manufacturer during the fourth quarter of 2011. Goodwill acquired in 2010 related to the company’s acquisition of a trigger sprayer manufacturer during the fourth quarter of 2010. See Note Q for further discussion.

[2]

In connection with the company’s 2010 presentation of the Envelope Products business as a discontinued operation, $7 million of goodwill related to the C&OP segment was allocated to the Envelope Products business and impaired as of December 31, 2010. See Note R for further discussion.

[3]

In connection with the sale of the company’s Media and Entertainment Packaging business on September 30, 2010, $9 million of goodwill related to the former Consumer Solutions segment was allocated to and included in the pre-tax loss on sale. See Note R for further discussion.

[4]	Represents foreign currency translations and tax adjustments.

The following table summarizes intangible assets subject to amortization included in other assets:

	December 31, 2011		December 31, 2010
In millions	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Trademarks and trade names	$26	$16	$26	$15
Customer contracts and lists	257	77	245	63
Patents	60	40	56	35
Other – primarily licensing rights	12	9	13	8

	$355	$142	$340	$121

Included in other assets are indefinite-lived intangible assets with carrying values of:

In millions	December 31, 2011	December 31, 2010
Trademarks and tradenames	$93	$94

Amortization expense relating to intangible assets subject to amortization for the years ended December 31, 2011, 2010 and 2009 was:

In millions	2011	2010	2009
Intangible amortization expense	$23	$21	$23

Based on the current carrying values of intangible assets subject to amortization, estimated amortization expense for the next five years is as follows:

In millions	2012	2013	2014	2015	2016
Estimated intangible amortization expense	$24	$24	$23	$17	$16

E.	Other assets

Other assets consist of the following:

	December 31,
In millions	2011	2010
Identifiable intangible assets	$306	$313
Restricted asset [1]	398	398
Cash surrender value of life insurance, net of borrowings	155	175
Capitalized software, net	57	52
Equipment leased to customers, net	71	74
Other	102	94

	$1,089	$1,106

[1]

As part of the consideration for the sale of certain large-tract forestlands in 2007, the company received an installment note in the amount of $398 million (the “Timber Note”). The Timber Note does not require any principal payments until its maturity in October 2027 and bears interest at a rate approximating the London Interbank Offered Rate (“LIBOR”). In addition, the Timber Note is supported by a bank-issued irrevocable letter of credit obtained by the buyer of the forestlands. Using the Timber Note as collateral, the company received $338 million in proceeds under a secured financing agreement with a bank. Under the terms of the agreement, the liability from this transaction is non-recourse to MeadWestvaco and shall be paid from the Timber Note proceeds upon its maturity. As a result, the Timber Note is not available to satisfy the obligations of MeadWestvaco. The non-recourse liability does not require any principal payments until its maturity in October 2027 and bears interest at a rate approximating LIBOR. The $338 million non-recourse liability is included in other long-term obligations in the consolidated balance sheets at December 31, 2011 and 2010.

F.	Accounts payable and accrued expenses

Accounts payable and accrued expenses consist of the following:

	December 31,
In millions	2011	2010
Accounts payable:
Trade	$556	$508
Other	45	42

	$601	$550

Accrued expenses:
Taxes, other than income	$46	$33
Interest	60	59
Payroll and employee benefit costs	206	216
Accrued rebates and allowances	46	43
Environmental and litigation	43	31
Income taxes payable	21	2
Freight	6	11
Restructuring charges	10	22
Other	51	59

	$489	$476

G.	Notes payable and long-term debt

Notes payable and current maturities of long-term debt and capital lease obligations consist of the following:

	December 31,
In millions	2011	2010
Other short-term borrowings	$30	$0
Current maturities of long-term debt and capital lease obligations	224	6

	$254	$6

During 2011, MeadWestvaco entered into a R$470 million bank credit agreement with the Brazilian Development Bank (“BNDES”) in connection with the company’s expansion in Brazil. Amounts borrowed under this facility will fund qualifying equipment purchases in accordance with the BNDES agreement and will incur a fixed rate of interest of 5.5%. Borrowings under this facility will be denominated in Brazilian Real currency. Principal payments will commence in 2013 with final maturity in 2020. Approximately R$180 million (U.S. Dollar equivalent of approximately $97 million) was drawn under this facility at December 31, 2011. Total remaining capacity of this facility in Brazilian Real currency was R$290 million at December 31, 2011 (U.S. Dollar equivalent of approximately $155 million).

MeadWestvaco had a $600 million bank credit agreement which was undrawn at December 31, 2011. The $600 million credit agreement contained a financial covenant limiting the percentage of total debt to total capitalization (including deferred taxes) to 55%, as well as certain other covenants with which the company was in compliance at December 31, 2011.

On January 30, 2012, MeadWestvaco entered into a new $600 million five-year revolving credit facility and a new $250 million five-year term loan facility (collectively the “New Credit Facilities”) with a syndicate of banks. The New Credit Facilities are scheduled to expire on January 30, 2017 and replaced the aforementioned $600 million bank credit agreement that was due to expire on October 19, 2012. The New Credit Facilities will be used principally to obtain funds for general corporate purposes. The New Credit Facilities’ agreement contains a financial covenant limiting the percentage of total debt to total capitalization (including deferred taxes) to 55%, as well as certain other covenants with which the company is in compliance.

Long-term debt consists of the following:

	December 31,
In millions	2011	2010
Debentures, rates from 6.80% to 9.75%, due 2017-2047	$1,181	$1,181
Notes, rates from 6.85% to 7.38%, due 2012-2019	471	472
BNDES notes, rate of 5.50%, due 2013-2020	97	0
Sinking fund debentures, rates from 7.50% to 7.65%, due 2014-2027	202	232
Capital lease obligations:
Industrial Development Revenue Bonds, rate 7.67%, due 2027	80	80
Industrial Development Revenue Bonds, rate 6.35%, due 2035	51	51
Industrial Development Revenue Bonds, rate 6.10%, due 2030	7	7
Pollution Control Revenue Bonds, rate 6.375%, due 2026	6	6
Other capital lease obligations	2	3
Other long-term debt	7	16

	2,104	2,048
Less: amounts due within one year	(224)	(6)

Long-term debt	$1,880	$2,042

During 2010, the company repaid prior to scheduled maturity $98 million aggregate principal of its 6.85% notes due April 2012 at 107% of face value, or $104 million plus accrued interest of $3 million prior to scheduled maturity. The above transaction resulted in a $6 million pre-tax charge from early extinguishment of debt for the year ended December 31, 2010.

As of December 31, 2011, outstanding debt maturing in the next five years is as follows:

In millions	2012	2013	2014	2015	2016
Outstanding debt maturities	$253	$12	$22	$29	$29

As of December 31, 2011, capital lease obligations maturing in the next five years are as follows:

In millions	2012	2013	2014	2015	2016
Capital lease obligation maturities	$1	$1	$0	$0	$0

The weighted average interest rate on the company’s fixed-rate long-term debt was 7.6% for 2011 and 7.7% for 2010. The company did not have any outstanding variable-rate long-term debt during 2011, but the weighted average interest rate on the company’s variable-rate long-term debt was 4% for 2010.

The percentage of debt to total capital (shareholders’ equity and total debt) was 40% at December 31, 2011 and 38% at December 31, 2010.

H. Financial instruments

The company uses various derivative financial instruments as part of an overall strategy to manage exposure to market risks associated with natural gas price fluctuations, foreign currency exchange rates and interest rates. The company does not hold or issue derivative financial instruments for trading purposes. The risk of loss to the company in the event of non-performance by any counterparty under derivative financial instrument agreements is not significant. Although the derivative financial instruments expose the company to market risk, fluctuations in the value of the derivatives are mitigated by expected offsetting fluctuations in the matched exposures.

All derivative instruments are recorded in the consolidated balance sheets as assets or liabilities, measured at estimated fair values. Fair value estimates are based on relevant market information, including market rates and prices. For a derivative instrument designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative is recorded in accumulated other comprehensive income and is recognized in earnings when the hedged item affects earnings. The ineffective portions of cash flow hedges are recognized, as incurred, in earnings. For a derivative instrument designated as a fair value hedge, changes in fair value of both the derivative instrument and the hedged item are recognized in earnings. Changes in the fair value of a derivative instrument not designated as a qualifying hedge are recognized in earnings.

The pre-tax effect of derivative instruments in the consolidated statements of operations and accumulated other comprehensive income (loss) for the years ended December 31, 2011 and 2010 are presented below:

	Cash flow hedges				Fair value hedges		Derivatives not designated as hedges
	Foreign currency hedges		Natural gas hedges		Interest rate swaps		Foreign currency derivatives
In millions	2011	2010	2011	2010	2011	2010	2011	2010
Gain (loss) recognized in other comprehensive income (loss) (effective portion)	$0	$4	$(21)	$(13)	$0	$0	$0	$0

(Loss) gain reclassified to earnings from accumulated other comprehensive income (loss) (effective portion)	$(4)	$5	$(9)	$(13)	$0	$0	$0	$0
Gain (loss) recognized in earnings [1]	0	0	0	0	0	7	7	(17)

Total (loss) gain recognized in earnings[2]	$(4)	$5	$(9)	$(13)	$0	$7	$7	$(17)

[1]

Amounts represent the ineffective portion or items excluded from effectiveness testing for all derivatives in cash flow hedging relationships or represent realized and unrealized gains (losses) associated with fair value hedges or those derivatives not designated as hedges.

[2]	Gains and losses recognized in earnings are mitigated by expected offsetting fluctuations in the matched exposures.

The fair values and the effect of derivative instruments on the consolidated balance sheets are presented below:

	Assets (Liabilities)
		Fair value [1]
In millions	Classification	December 31, 2011	December 31, 2010
Derivatives designated as hedges:
Natural gas	Accounts payable	$(13)	$(5)
Natural gas	Other long term obligations	(3)	0
Foreign currency	Accounts payable	2	0

		(14)	(5)
Derivatives not designated as hedges:
Foreign currency	Other current assets	0	1
Foreign currency	Accounts payable	(5)	(3)

		(5)	(2)

Total derivatives		$(19)	$(7)

[1]	Fair values of derivative instruments are also disclosed in Note A.

Natural gas

In order to better predict and control the future cost of natural gas consumed at the company’s mills and plants, the company engages in financial hedging of future gas purchase prices. The company’s natural gas usage is relatively predictable month-by-month. The company hedges primarily with financial instruments that are priced based on New York Mercantile Exchange (NYMEX) natural gas futures contracts. The company does not hedge basis (the effect of varying delivery points or locations) or transportation (the cost to transport the gas from the delivery point to a company location) under these transactions. The notional values of these contracts for hedged consumption in Million British Thermal Units (“MMBTU’s”) at December 31, 2011 and 2010 are presented below.

In MMBTU’s

December 31, 2011	December 31, 2010
13	11

Unrealized gains and losses on contracts maturing in future months are recorded in accumulated other comprehensive income and are charged or credited to earnings for the ineffective portion of the hedge. Once a contract matures, the company has a realized gain or loss on the contract up to the quantities of natural gas in the contract for that particular period, which are charged or credited to earnings when the related hedged item affects earnings. The ineffective portion of these cash flow hedges, as well as realized hedge gains and losses, are recorded within cost of sales in the consolidated statements of operations. As of December 31, 2011, the pre-tax loss estimated to be recognized in earnings during 2012 was $13 million. As of December 31, 2011, the maximum remaining term of existing hedges was two years. For the years ended December 31, 2011 and 2010, no gains or losses were recognized in earnings due to the probability that forecasted transactions will not occur.

Foreign currency risk

The company uses foreign currency forward contracts to manage some of the foreign currency exchange risks associated with short-term foreign inter-company loans, foreign cash deposits, foreign currency purchases of its international operations, and foreign sales of its U.S. operations. These contracts are used to hedge the variability of exchange rates on the company’s cash flows and foreign cash deposits.

The foreign currency forward contracts related to certain inter-company loans and foreign cash deposits are short term in duration and are not designated as hedging instruments. Gains and losses related to these forward contracts are included in other income, net in the consolidated statements of operations. The notional amounts of these foreign currency forward contracts at December 31, 2011 and 2010 are presented below.

In millions	December 31, 2011	December 31, 2010
Notional amount of foreign currency forward contracts – not designated as hedges	$280	$362

Other foreign currency forward contracts, which are for terms of up to one year, are designated as cash flow hedges. These hedges are used to reduce the foreign currency exposure related to certain foreign and inter-company sales and purchases. For these hedges, realized hedge gains and losses are recorded in net sales and costs of sales in the consolidated statements of operations concurrent with the recognition of the hedged sales and purchases. The ineffective portion of these hedges is also recorded in net sales and cost of sales. As of December 31, 2011, the pre-tax gain estimated to be recognized in earnings during 2012 was $3 million. As of December 31, 2011, the maximum remaining term of existing hedges was 1 year. For the years ended December 31, 2011 and 2010, no amounts of gains or losses were recognized in earnings due to the probability that forecasted transactions will not occur. The notional amounts of these foreign currency forward contracts at December 31, 2011 and 2010 are presented below.

In millions	December 31, 2011	December 31, 2010
Notional amount of foreign currency forward contracts – designated as hedges	$79	$71

Interest rate risk

The company has developed a targeted mix of fixed- and variable-rate debt as part of an overall strategy to maintain an appropriate level of exposure to interest-rate fluctuations. To efficiently manage this mix, the company may utilize interest-rate swap agreements. For these fair value hedges, changes in fair value of both the hedge instruments and hedged items are recorded in interest expense in the consolidated statements of operations. There were no interest-rate swap agreements outstanding at December 31, 2011 and 2010. For the year ended December 31, 2010, the interest-rate swaps were an effective hedge and, therefore, required no charge to earnings due to ineffectiveness.

I.	Lease commitments

The company leases a variety of assets for use in its operations. Leases for administrative offices, converting plants and storage facilities generally contain options, which allow the company to extend lease terms for periods up to 25 years or to purchase the properties. Certain leases provide for escalation of the lease payments as maintenance costs and taxes increase. Minimum rental payments pursuant to agreements as of December 31, 2011 under operating leases that have non-cancelable lease terms in excess of 12 months and under capital leases are as follows:

In millions	Operating leases	Capital leases
2012	$50	$12
2013	42	11
2014	34	10
2015	29	10
2016	26	10
Later years	160	274

Minimum lease payments	$341	327

Less: amount representing interest		181

Capital lease obligations		$146

Rental expense under operating leases for the years ended December 31, 2011, 2010 and 2009 was:

In millions	2011	2010	2009
Rental expense under operating leases	$74	$69	$65

J.	Shareholders’ equity

The value included in common stock at December 31, 2011 and 2010 reflects the outstanding shares of common stock at $0.01 par value per share.

During 2011, there were no purchases and retirements of MWV common stock. During 2010, MWV purchased and retired 3.9 million of its common shares for $92 million. Of the shares repurchased, 2.1 million shares were purchased pursuant to an existing authorization provided by the company’s Board of Directors in October of 2005 (the “2005 authorization”) and 1.8 million shares were purchased pursuant to an existing authorization provided by the company’s Board of Directors in June of 2010 (the “2010 authorization”). At December 31, 2011 and 2010 there were no remaining shares available for purchase under the 2005 authorization and 3.2 million shares remain available for purchase under the 2010 authorization. Both the 2005 and 2010 authorizations were established to avoid dilution of earnings per share pursuant to exercises of employee stock options and stock grants to employees.

The cumulative components at year end of accumulated other comprehensive loss for 2011 and 2010 are as follows:

	December 31,
In millions	2011	2010
Foreign currency translation	$50	$162
Adjustments related to pension and other benefit plans	(307)	(169)
Unrealized loss on derivative instruments	(8)	(3)

	$(265)	$(10)

At December 31, 2011, there were authorized and available for issue 30 million shares of preferred stock, par value $0.01 per share, of which six million shares were designated as Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights.

Dividends declared were $1.00, $0.94, and $0.92 per share for the years ended December 31, 2011, 2010, and 2009, respectively. Dividends paid were $170 million, $160 million and $157 million for the years ended December 31, 2011, 2010 and 2009, respectively.

K. Share-based compensation

Officers and key employees have been granted share-based awards under various stock-based compensation plans, all of which have been approved by the company’s shareholders. At December 31, 2011, MeadWestvaco had five such plans under which share-based awards are available for grant. Initially, there was an aggregate of 28 million shares reserved under the 1991 and 1996 Stock Option Plans, the 1995 Salaried Employee Stock Incentive Plan, the 1999 Salaried Employee Stock Incentive Plan and the 2005 Performance Incentive Plan for the granting of stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units to key employees. On November 18, 2011 and August 21, 2009 the company registered an additional 8.1 million and 13.5 million shares, respectively, under the 2005 Performance Incentive Plan. For all of the employee plans, there were approximately 9.5 million shares available for grant at December 31, 2011. The vesting of such awards may be conditioned upon either a specified period of time or the attainment of specific performance goals as determined by the plan. Grants of stock options and other share-based compensation awards are approved by the Compensation and Organization Development Committee of the Board of Directors. The exercise price of all stock options equals the market price of the company’s stock on the date of grant. Stock options and SARs are exercisable after a period of three years and expire no later than 10 years from the date of grant. Under certain employee plans, stock options may be granted with or without

SARs or limited SARs, which are exercisable upon the occurrence of certain events related to changes in corporate control. Granting of SARs is generally limited to employees of the company who are located in countries where the issuance of stock options is not advantageous.

The MeadWestvaco Corporation Compensation Plan for Non-Employee Directors provides for the grant of stock awards up to 500,000 shares to outside directors in the form of stock options or restricted stock units. Non-employee members of the Board of Directors are currently granted restricted stock units, which vest immediately and are distributed in the form of stock shares on the date that a director ceases to be a member of the Board of Directors. In 2011, 2010 and 2009, the total annual grants consisted of 34,124, 34,407, and 65,142 restricted stock units, respectively, for non-employee directors. There were 109,853 shares remaining for grant under this plan at December 31, 2011.

Stock options and stock appreciation rights

The company estimates the fair value of its stock option and SAR awards granted after January 1, 2006, using a lattice-based option valuation model. Lattice-based option valuation models utilize ranges of assumptions over the expected term of the options and SARs. Expected volatilities are based on the historical and implied volatility of the company’s stock. The company uses historical data to estimate option and SAR exercises and employee terminations within the valuation model. The expected term of options and SARs granted is derived from the output of the valuation model and represents the period of time that options and SARs granted are expected to be outstanding. The company measures compensation expense related to the SARs at the end of each period.

Changes in the fair value of options (in the event of an award modification) and SARs are reflected as an adjustment to compensation expense in the periods in which the changes occur. The risk-free rate for the period within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. A summary of the assumptions is as follows:

Lattice-based option valuation assumptions	2011	2010	2009
Weighted average fair value of stock options granted during the period	$7.93	$6.43	$0.95
Weighted average fair value of SARs granted during the period	8.49	7.61	2.31
Expected dividend yield for stock options	3.40%	3.86%	10.09%
Expected dividend yield for SARs	3.39%	3.86%	10.13%
Expected volatility	34.00%	35.00%	35.00%
Average risk-free interest rate for stock options	1.83%	2.08%	1.43%
Average risk-free interest rate for SARs	1.68%	2.15%	1.64%
Average expected term for stock options and SARs (in years)	7.2	7.3	6.6

The following table summarizes stock option and SAR activity in the plans.

Shares in thousands	Options	Weighted average exercise price	SARs	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value (in millions)
Outstanding at December 31, 2008	8,796	$29.16	536	$28.62		$0
Granted	4,752	9.15	139	9.08
Exercised	(134)	26.54	(9)	28.32		0.8
Cancelled	(1,654)	28.67	(23)	25.54

Outstanding at December 31, 2009	11,760	21.14	643	28.79		0
Granted	2,337	23.85	102	23.83
Exercised	(531)	25.42	(21)	24.83		7.8
Cancelled	(1,483)	28.08	(99)	22.12

Outstanding at December 31, 2010	12,083	21.44	625	25.15		76.5
Granted	1,807	29.38	87	29.50
Exercised	(1,976)	19.46	(179)	25.93		23.7
Cancelled	(677)	27.63	(22)	27.78

Outstanding at December 31, 2011	11,237	22.70	511	25.48	6.4 years	86.5
Exercisable at December 31, 2011	6,697	23.51	325	26.43	5.2 years	46.6
Exercisable at December 31, 2010	6,470	25.71	443	27.94	4.7 years	19.6

At December 31, 2011, there was approximately $13 million of unrecognized pre-tax compensation cost related to nonvested stock options and SARs, which is expected to be recognized over a weighted-average period of one year.

Pre-tax compensation expense for stock options and SARs and the tax benefit associated with this expense for the years ended December 31, 2011, 2010 and 2009 was:

In millions	2011	2010	2009
Pre-tax compensation expense for stock options and SARs	$11	$9	$11
Tax benefit associated with the pre-tax compensation expense for stock options and SARs	5	4	5

Total cash received from the exercise of share-based awards in 2011 was $38 million.

Restricted stock units

A restricted stock unit is the right to receive a share of company stock. Employee restricted stock units vest over a three- to five-year period. Awards granted in 2011 and 2010 consisted of both service vesting restricted stock units and performance-based restricted stock units. Awards granted in 2009 consisted of service vesting restricted stock units. Under the employee plans, the grantee of the restricted stock units is entitled to receive dividends, but will forfeit the accrued stock and accrued dividends if the individual holder separates from the company during the vesting period or if predetermined goals are not accomplished. The fair value of each restricted stock unit is the closing market price of the company’s stock on the date of grant, and the compensation expense is charged to operations over the vesting period. Performance-based restricted stock units granted to employees in 2011 and 2010 were 296,489 and 1,122,665, respectively. There were no performance-based restricted stock units granted to employees in 2009. None of these performance awards were vested at December 31, 2011.

As part of the 2005 Performance Incentive Plan, the company began granting performance-based awards in 2010 for which vesting is contingent upon achieving certain performance measures, as well as an employee retention component. This compensation is designed to align a significant portion of executive and other key employee compensation directly to company performance and long-term enhancement to shareholder value. The 2011 and 2010 performance-based awards are earned at the end of the five-year period provided a threshold improvement of the company’s consolidated earnings before interest expense and income taxes (“EBIT”), is achieved during the first three years including year of grant and a threshold improvement in enterprise economic profit (“EP”) is achieved by the fifth year after grant. There is a feature of accelerated vesting and increased compensation up to 125% if both the EBIT and EP thresholds are achieved by the end of the second year after grant. Otherwise, both the EBIT and EP targets must be achieved by the fifth year after grant in order for the 2011 and 2010 performance awards to vest. If the targets are not met within this time frame, the awards will be forfeited.

The following table summarizes restricted stock unit activity in the employee and director plans.

Shares in thousands	Shares	Average grant date fair market value
Outstanding at December 31, 2008	2,503	$29.51
Granted	913	9.07
Forfeited	(429)	28.23
Released	(339)	27.07

Outstanding at December 31, 2009	2,648	23.51
Granted	1,388	23.92
Forfeited	(567)	31.27
Released	(279)	27.17

Outstanding at December 31, 2010	3,190	24.38
Granted	566	27.00
Forfeited	(197)	24.01
Released	(752)	26.92

Outstanding at December 31, 2011	2,807	20.70

At December 31, 2011, there was approximately $8 million of unrecognized pre-tax compensation cost related to non-vested restricted stock units, which is expected to be recognized over a weighted-average period of one year.

Pre-tax compensation expense for restricted stock units and the tax benefit associated with this expense for the years ended December 31, 2011, 2010 and 2009 was:

In millions	2011	2010	2009
Pre-tax compensation expense for restricted stock units	$24	$19	$11
Tax benefit associated with the pre-tax compensation expense for restricted stock units	8	6	3

Dividends, which are payable in stock, accrue on the restricted stock unit grants and are subject to the same terms as the original grants.

L.	Employee retirement, postretirement and postemployment benefits

Retirement plans

MeadWestvaco provides retirement benefits for substantially all U.S. and certain non-U.S. employees under several noncontributory and contributory trusteed plans and also provides benefits to employees whose retirement benefits exceed maximum amounts permitted by current tax law under unfunded benefit plans. U.S. benefits are based on either a final average pay formula or a cash balance formula for the salaried plans and a unit-benefit formula for the bargained hourly plan. Contributions are made to the U.S. funded plans in accordance with ERISA requirements.

The components of net periodic benefit (income) cost for the company’s retirement plans for the years ended December 31, 2011, 2010 and 2009 are presented below.

	Years ended December 31,
In millions	2011	2010	2009
Service cost-benefits earned during the period	$42	$45	$46
Interest cost on projected benefit obligation	145	145	155
Expected return on plan assets	(285)	(274)	(268)
Amortization of prior service cost	1	2	2
Amortization of net actuarial loss	15	10	2

Pension income before settlements, curtailments and termination benefits	(82)	(72)	(63)
Curtailments[1]	0	4	(6)
Settlements[2]	10	0	0
Termination benefits	2	1	1

Net periodic pension (income) cost	$(70)	$(67)	$(68)

Net periodic benefit (income) cost – continuing operations	$(82)	$(83)	$(77)

[1]

For the year ended December 31, 2011, the company recorded within discontinued operations a curtailment gain pursuant to the 2011 sale of the company’s Envelope Products business and recorded within discontinued operations a curtailment loss pursuant to the spin-off of the C&OP business. For the years ended December 31, 2010 and 2009, the company recorded within income from continuing operations a curtailment loss and gain, respectively as a result of restructuring activities.

[2]	For the year ended December 31, 2011, the company recorded within discontinued operations a settlement pursuant to the 2010 sale of the company’s Media and Entertainment Packaging business.

The pre-tax components of other changes in plan assets and benefit obligations recognized in other comprehensive income (loss):

	2011	2010
Net actuarial loss (gain)	$223	$(17)
Amortization of net actuarial loss	(15)	(10)
Prior service cost (benefit)	0	2
Amortization of prior service cost	(1)	(2)
Curtailments	(2)	(6)
Settlements	(10)	0

Total pre-tax loss (gain) recognized in other comprehensive income (loss)	$195	$(33)

Total pre-tax loss (gain) recognized in net periodic pension income and other comprehensive income (loss)	$125	$(100)

Actuarial gains and losses and prior service cost (benefit) subject to amortization are amortized on a straight-line basis over the average remaining service, which is about 8 years for the salaried and bargained hourly plans, and over the average remaining life expectancy of the plan participants of the Envelope Products salaried plan which is about 26 years. The Envelope Products salaried plan was retained by the company post sale of the Envelope Products business. As of March 31, 2012, the pre-tax net actuarial loss and prior service cost for the defined benefit retirement plans that will be amortized from accumulated other comprehensive income (loss) into net periodic pension income in 2012 was estimated to be $51 million and $0.5 million, respectively.

Postretirement benefits

MeadWestvaco provides life insurance for substantially all retirees and medical benefits to certain retirees in the form of cost subsidies until Medicare eligibility is reached and to certain other retirees, medical benefits up to a maximum lifetime amount. The company funds certain medical benefits on a current basis with retirees paying a portion of the costs. Certain retired employees of businesses acquired by the company are covered under other medical plans that differ from current plans in coverage, deductibles and retiree contributions.

The components of net postretirement benefits cost (income) for the years ended December 31, 2011, 2010 and 2009 are presented below.

	Years ended December 31,
In millions	2011	2010	2009
Service cost-benefits earned during the period	$6	$3	$3
Interest cost	13	6	7
Net amortization	(3)	(4)	2
Curtailments[1]	0	(8)	0

Net periodic postretirement benefits cost (income)	$16	$(3)	$12

[1]	For the years ended December 31, 2010, the company recorded within income from continuing operations a curtailment gain as a result of restructuring activities.

The pre-tax components of other changes in plan assets and benefit obligations recognized in other comprehensive income (loss):

	2011	2010
Net actuarial loss (gain)	$14	$(3)
Prior service cost (benefit)	0	2
Net amortization	3	4
Curtailments	0	8

Total pre-tax loss (gain) recognized in other comprehensive income (loss)	$17	$11

Total pre-tax loss recognized in net periodic postretirement benefits cost and other comprehensive income (loss):	$33	$8

Actuarial gains and losses and prior service cost subject to amortization are amortized over the average remaining service, which is about 5 years. As of March 31, 2012, the pre-tax prior service cost for the postretirement plans that will be amortized from accumulated other comprehensive income (loss) into net periodic postretirement benefits (income) cost in 2012 was estimated to be $2 million.

The following table also sets forth the funded status of the plans and amounts recognized in the consolidated balance sheets at December 31, 2011 and 2010, based on a measurement date of December 31 for each period.

Obligations, assets and funded status

	Qualified U.S. Retirement Plans		Nonqualified U.S. and Non - U.S. Retirement Plans		Postretirement Benefits
	Years ended December 31,		Years ended December 31,		Years ended December 31,
In millions	2011	2010	2011	2010	2011	2010
Change in benefit obligation:
Benefit obligation at beginning of year	$2,637	$2,460	$181	$176	$102	$105
Service cost	37	41	5	4	6	3
Interest cost	134	134	11	11	13	6
Net actuarial losses	356	152	44	7	14	1
Plan amendments	0	7	0	0	0	1
Foreign currency exchange rate changes	0	0	(2)	(4)	0	0
Employee contributions	0	0	0	0	10	11
Termination benefit costs	2	7	0	0	0	0
Curtailments	(1)	(1)	0	(1)	0	(2)
Settlements	0	0	(36)	0	0	0
Benefits paid (including termination benefits)	(161)	(163)	(10)	(12)	(23)	(23)

Benefit obligation at end of year	$3,004	$2,637	$193	$181	$122	$102

Change in plan assets:
Fair value of plan assets at beginning of year	$3,678	$3,398	$55	$44	$0	$0
Actual return on plan assets	450	443	8	4	0	0
Company contributions	0	0	13	19	13	12
Foreign currency exchange rate changes	0	0	0	0	0	0
Employee contributions	0	0	0	0	10	11
Settlements	0	0	(36)	0	0	0
Benefits paid (including termination benefits)	(161)	(163)	(10)	(12)	(23)	(23)

Fair value of plan assets at end of year	$3,967	$3,678	$30	$55	$0	$0

Over (under) funded status at end of year	$963	$1,041	$(163)	$(126)	$(122)	$(102)

Amounts recognized in the balance sheet consist of:
Noncurrent assets – prepaid asset	$963	$1,041	$6	$11	$0	$0
Current liabilities	0	0	(10)	(4)	(11)	(12)
Noncurrent liabilities	0	0	(159)	(133)	(111)	(90)

Total net asset (liability)	$963	$1,041	$(163)	$(126)	$(122)	$(102)

Amounts recognized in accumulated other comprehensive loss (pre-tax) consist of:

Net actuarial loss (gain)	$450	$275	$61	$38	$(3)	$(18)
Prior service (benefit) cost	(5)	(1)	(3)	(4)	(23)	(25)

Total loss (gain) recognized in accumulated other comprehensive loss	$445	$274	$58	$34	$(26)	$(43)

The accumulated benefit obligation for all defined benefit plans was $3.17 billion and $2.77 billion at December 31, 2011 and 2010, respectively.

Information for pension plans with an accumulated benefit obligation in excess of plan assets as of December 31:

In millions	2011	2010
Projected benefit obligation	$191	$160
Accumulated benefit obligation	176	147
Fair value of plan assets	30	20

Assumptions

The weighted average assumptions used to determine the company’s benefit obligations at December 31:

	2011	2010
Retirement benefits:
Discount rate	4.27%	5.25%
Rate of compensation increase	2.51%	3.49%

Postretirement benefits:
Discount rate	4.64%	4.87%
Healthcare cost increase	7.57%	7.51%
Prescription drug cost increase	8.01%	8.00%

The weighted average assumptions used to determine net periodic pension income and net postretirement benefits (income) cost for the years presented:

	Years ended December 31,
	2011	2010	2009
Retirement benefits:
Discount rate	5.25%	5.50%	6.25%
Rate of compensation increase	3.49%	3.98%	3.98%
Expected return on plan assets	7.96%	7.98%	7.98%

Postretirement benefits:
Discount rate	4.87%	5.75%	6.26%
Healthcare cost increase	7.51%	7.76%	7.99%
Prescription drug cost increase	8.00%	8.99%	9.47%

MeadWestvaco’s approach to developing capital market assumptions combines an analysis of historical performance, the drivers of investment performance by asset class and current economic fundamentals. For returns, the company utilizes a building block approach starting with an inflation expectation and adds an expected real return to arrive at a long-term nominal expected return for each asset class. Long-term expected real returns are derived in the context of future expectations for the U.S. Treasury yield curve. The company derives return assumptions for all other equity and fixed income asset classes by starting with either the U.S. Equity or U.S. Fixed Income return assumption and adding a risk premium, which reflects any additional risk inherent in the asset class.

The company determined the discount rates for 2011, 2010, and 2009 by referencing the Citigroup Pension Discount Curve. The company believes that using a yield curve approach most accurately reflects changes in the present value of liabilities over time since each cash flow is discounted at the rate at which it could effectively be settled.

The annual rate of increase in healthcare and prescription drug costs is assumed to decline ratably each year until reaching 5% in 2020 and thereafter. The effect of a 1% increase in the assumed combined cost trend rate would increase the December 31, 2011 accumulated postretirement benefit obligation by $5 million and the total service and interest cost for 2011 by $0.4 million. The effect of a 1% decrease in the assumed healthcare cost trend rate would decrease the December 31, 2011 accumulated postretirement benefit obligation by $4 million and the total service and interest cost for 2011 by $0.3 million.

The company also has defined contribution plans that cover substantially all U.S. and certain non-U.S. based employees. Expense for company matching contributions under these plans was $19 million, $20 million and $21 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Retirement plan assets

The MeadWestvaco U.S. retirement plan asset allocation at December 31, 2011 and 2010, long-term target allocation, and expected long-term rate of return by asset category are as follows:

	Target allocation	Percentage of plan assets at December 31,		Weighted average expected long-term rate of return
Asset category:		2011	2010	2011
Equity securities	31%	28%	35%	10.8%
Debt securities	61%	66%	60%	6.1%
Real estate and private equity	8%	6%	5%	12.5%

Total	100%	100%	100%

The MeadWestvaco Master Retirement Trust maintains a well-diversified investment program through both the long-term allocation of trust fund assets among asset classes and the selection of investment managers whose various styles are fundamentally complementary to one another and serve to achieve satisfactory rates of return. Target asset allocation among asset classes is set through periodic asset/liability studies that emphasize protecting the funded status of the plan.

Portfolio risk and return is evaluated based on capital market assumptions for asset class long-term rates of return, volatility, and correlations. Target allocation to asset classes is set so that target expected asset returns modestly outperform expected liability growth while expected portfolio risk is low enough to make it unlikely that the funded status of the plan will drop below 100%. The asset allocation is dynamic such that target allocations to riskier asset classes are reduced if funded status changes dramatically. Active management of assets is used in asset classes and strategies where there is the potential to add value over a benchmark. The equity class of securities is expected to provide the long-term growth necessary to cover the growth of the plans’ obligations.

Equity market risk is the most concentrated type of risk in the trust which has significant investments in common stock and in collective trusts with equity exposure. This risk is mitigated by maintaining diversification in geography and market capitalization. Investment manager guidelines limit the amount that can be invested in any one security. None of the trust’s equity portfolio is hedged against equity market risk. The policy also allows allocation of funds to other asset classes that serve to enhance long-term, risk-adjusted return expectations.

Liquidity risk is present in the trust’s investments in partnerships/joint ventures, real estate, registered investment companies, and 103-12 investment entities. The policy limits target allocations to these asset classes to 11%.

Concentrated interest rate risk, credit spread risk, and inflation risk are present in the trust’s investments in government securities, corporate debt instruments, and common collective trusts. These investment risks are meant to offset the risks in the plan liabilities. Long-duration fixed income securities and interest rate swaps are used to better match the interest rate sensitivity of plan assets and liabilities. The portfolio’s interest rate risk is hedged at approximately 100% of the value of the plans’ accumulated benefit obligation. Treasury inflation protected securities are used to better match inflation risk of plan assets and liabilities. Corporate debt instruments mitigate the credit risk in the discount rate used to value the plan liabilities. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews. A portion of the overall fund will remain in short-term fixed income investments in order to meet the ongoing operating cash requirements of the plans.

Funding of plans and payments of benefits

The company does not anticipate any required contributions to the U.S. qualified retirement plans in the foreseeable future as the plans are not required to make any minimum regulatory funding contributions. However, the company expects to contribute $3 million to the funded non-U.S. pension plans in 2012.

The company expects to pay $19 million in benefits to participants of the nonqualified and unfunded non-U.S. retirement and postretirement plans in 2012. The table below presents estimated future benefit payments, substantially all of which are expected to be funded from plan assets.

In millions	Retirement benefits	Postretirement benefits before Medicare Part D subsidy	Medicare Part D subsidy
2012	$197	$11	$1
2013	196	11	1
2014	197	10	1
2015	199	10	1
2016	202	10	1
2017 – 2021	1,024	49	2

Postemployment benefits

MeadWestvaco provides limited post-employment benefits to former or inactive employees, including short-term and long-term disability, workers’ compensation, severance, and health and welfare benefit continuation.

M. Restructuring charges

During 2008, the company commenced a series of broad cost reduction actions to lower overhead costs and close or restructure certain manufacturing locations. Restructuring charges incurred during 2011 and 2010 are pursuant to the 2008 program. During 2005, the company launched a cost reduction initiative to improve the efficiency of its business model. Restructuring charges incurred during 2009 were pursuant to the 2008 and 2005 programs. Cumulative charges included in the results from continuing operations through December 31, 2011 since the inceptions of these programs were $236 million for the 2005 program and $270 million for the 2008 program. Although these charges related to individual segments, such amounts are included in Corporate and Other for segment reporting purposes.

Restructuring charges attributable to individual segments and by nature of cost, as well as cost of sales (“COS”) and selling, general and administrative expenses (“SG&A”) classification in the consolidated statements of operations for the years ended December 31, 2011, 2010 and 2009 are presented below.

Year ended December 31, 2011

In millions	Employee-related costs			Asset write-downs and other costs			Total
	COS	SG&A	Total	COS	SG&A	Total	COS	SG&A	Total
Food & Beverage	$5	$3	$8	$3	$0	$3	$8	$3	$11
Home, Health & Beauty	3	1	4	0	0	0	3	1	4
Industrial	0	1	1	0	0	0	0	1	1
All other(1)	0	6	6	1	7	8	1	13	14

Total charges	$8	$11	$19	$4	$7	$11	$12	$18	$30

(1)	Includes $7 million related to employee relocation costs.

Year ended December 31, 2010

In millions	Employee-related costs			Asset write-downs and other costs			Total
	COS	SG&A	Total	COS	SG&A	Total	COS	SG&A	Total
Food & Beverage	$27	$5	$32	$5	$0	$5	$32	$5	$37
Home, Health & Beauty	(1)	1	0	2	0	2	1	1	2
Industrial	0	0	0	3	0	3	3	0	3
All other(1)	0	5	5	(1)	5	4	(1)	10	9

Total charges	$26	$11	$37	$9	$5	$14	$35	$16	$51

(1)	Includes $5 million related to employee relocation costs.

Year ended December 31, 2009

In millions	Employee-related costs			Asset write-downs and other costs			Total
	COS	SG&A	Total	COS	SG&A	Total	COS	SG&A	Total
Food & Beverage	$7	$12	$19	$37	$0	$37	$44	$12	$56
Home, Health & Beauty	11	7	18	33	0	33	44	7	51
Industrial	1	1	2	3	0	3	4	1	5
All other	0	6	6	42	7	49	42	13	55

Total charges	$19	$26	$45	$115	$7	$122	$134	$33	$167

Summary of restructuring accruals

The activity in the accrued restructuring balances was as follows for the year ended December 31, 2008 to the year ended December 31, 2011:

In millions	Employee Costs			Other Costs			Total
	2005 program	2008 program	Total	2005 program	2008 program	Total	2005 program	2008 program	Total
Balance at December 31, 2008	$13	$24	$37	$5	$0	$5	$18	$24	$42
Current charges	0	52	52	4	11	15	4	63	67
Payments	(13)	(41)	(54)	(5)	(11)	(16)	(18)	(52)	(70)

Balance at December 31, 2009	0	35	35	4	0	4	4	35	39
Current charges	0	37	37	1	3	4	1	40	41
Payments	0	(41)	(41)	(1)	(3)	(4)	(1)	(44)	(45)

Balance at December 31, 2010	0	31	31	4	0	4	4	31	35
Current charges	0	19	19	0	6	6	0	25	25
Payments	0	(32)	(32)	(1)	(6)	(7)	(1)	(38)	(39)

Balance at December 31, 2011	$0	$18	$18	$3	$0	$3	$3	$18	$21

N.	Other income, net

Components of other income, net are as follows:

	Years ended December 31,
In millions	2011	2010	2009
Interest income	$23	$17	$15
Charges from early extinguishments of debt	0	(6)	(23)
Equity investment gain[1]	10	0	0
Foreign currency exchange gains (losses)	2	(3)	3
Gains on sales of certain assets	0	0	16
Alternative fuel mixture credit[2]	0	0	375
Other, net	(7)	0	(8)

	$28	$8	$378

[1]

For the year ending December 31, 2011, the company recorded a pre-tax gain of $10 million pursuant to the sale of commercial real estate consummated through an equity investment held by the Community Development and Land Management segment.

[2]	Through December 31, 2009, the U.S. Internal Revenue Code allowed an excise tax credit for alternative fuel mixtures produced by a taxpayer for use as a fuel in a taxpayer’s trade or business.

O.	Income taxes

Earnings from continuing operations before income taxes are comprised of the following:

	Years ended December 31,
In millions	2011	2010	2009
U.S. earnings	$164	$97	$182
Foreign earnings	153	102	92

	$317	$199	$274

The significant components of the income tax provision are as follows:

	Years ended December 31,
In millions	2011	2010	2009
Current:
U.S. federal	$25	$(8)	$108
State and local	3	3	8
Foreign	65	80	52

	93	75	168

Deferred:
U.S. federal	43	(11)	(9)
State and local	6	(26)	(2)
Foreign	12	(22)	(7)

Provision (benefit) for deferred income taxes	61	(59)	(18)

Less: Allocation to discontinued operations	(58)	(7)	(40)

Income tax provision attributable to continuing operations	$96	$9	$110

The following table summarizes the major differences between taxes computed at the U.S. federal statutory rate and the actual income tax provision attributable to continuing operations:

	Years ended December 31,
In millions	2011	2010	2009
Income tax provision computed at the U.S. federal statutory rate of 35%	$111	$70	$96
State and local income taxes, net of federal benefit	4	(2)	3
Foreign income tax rate differential and other items	(25)	(8)	(15)
Valuation allowances	1	(25)	(5)
Credits	(1)	(22)	(6)
Tax charge related to Brazilian tax audit	23	21	26
Settlements of tax audits and other	(17)	(25)	11

Income tax provision attributable to continuing operations	$96	$9	$110

Effective tax rate attributable to continuing operations	30%	5%	40%

The current and non-current deferred tax assets and liabilities are as follows:

	December 31,
In millions	2011	2010
Deferred tax assets:
Employee benefits	$162	$166
Postretirement benefit accrual	33	31
Other accruals and reserves	77	70
Net operating loss and other credit carry-forwards	139	202
Other	16	22

Total deferred tax assets	427	491
Valuation allowances	(43)	(71)

Net deferred tax assets	384	420

Deferred tax liabilities:
Depreciation and depletion	(821)	(826)
Nontaxable pension asset	(355)	(404)
Amortization of identifiable intangibles	(88)	(98)
Other	(29)	(18)

Total deferred tax liabilities	(1,293)	(1,346)

Net deferred liability	$(909)	$(926)

Included in the balance sheet:
Current assets - deferred tax asset	$6	$28
Noncurrent net deferred tax liability	(915)	(954)

Net deferred liability	$(909)	$(926)

The company has U.S. federal, state and foreign tax net operating loss carry-forwards which are available to reduce future taxable income in U.S. federal and various state and foreign jurisdictions. The company’s valuation allowance against deferred tax assets primarily relates to the state and foreign tax net operating losses for which the ultimate realization of future benefits is uncertain.

At December 31, 2011 and 2010, $23 million and $0 of deferred income taxes were provided for the company’s share of undistributed net earnings of foreign operations, respectively. Management’s intent is to reinvest such amounts indefinitely. The determination of the amount of such unrecognized tax liability is not practical. The $23 million of deferred income taxes provided in 2011 was in relation to the company’s internal reorganization required in advance of a transaction related to the C&OP business. The cumulative undistributed earnings, including foreign currency translation adjustments, totaled $1.48 billion and $1.56 billion for the years ended December 31, 2011 and 2010, respectively.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows for the years ended December 31, 2011, 2010 and 2009:

In millions
Balance at December 31, 2008	$123
Additions based on tax positions related to the current year	153
Additions for tax positions of prior years	33
Reductions for tax positions of prior years	(5)
Reductions for tax positions due to lapse of statute	(1)
Settlements	(21)
Foreign currency translation	13

Balance at December 31, 2009	295
Additions based on tax positions related to the current year	20
Additions for tax positions of prior years	34
Reductions for tax positions of prior years	(34)
Reductions for tax positions due to lapse of statute	(1)
Settlements	(16)
Foreign currency translation	3

Balance at December 31, 2010	301
Additions based on tax positions related to the current year	11
Additions for tax positions of prior years	6
Reductions for tax positions of prior years	(4)
Reductions for tax positions due to lapse of statute	(1)
Settlements	(36)
Foreign currency translation	(9)

Balance at December 31, 2011	$268

The company has operations in many areas of the world and is subject, at times, to tax audits in these jurisdictions. These tax audits by their nature are complex and can require several years to resolve. The final resolution of any such tax audits could result in either a reduction in the company’s accruals or an increase in its income tax provision, both of which could have an impact on the results of operations in any given period. With a few exceptions, the company is no longer subject to U.S. federal, state and local, or foreign income tax examinations by tax authorities for years prior to 2004. The company regularly evaluates, assesses and adjusts these accruals in light of changing facts and circumstances, which could cause the effective tax rate to fluctuate from period to period. Of the total $268 million liability for unrecognized tax benefits at December 31, 2011, $226 million could impact the company’s effective tax rate in future periods. The remaining balance of this liability would be adjusted through the consolidated balance sheet without impacting the company’s effective tax rate.

During 2011, the company substantially settled audits with the Internal Revenue Service for tax years 2007-2008. In addition, the company is in advanced stages of audits in certain foreign jurisdictions and certain domestic states. Based on the resolution of the various audits mentioned above, as of December 31, 2011, it is reasonably possible that the balance of unrecognized tax benefits may change by $14 million to $92 million during 2012.

The company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense in the consolidated statements of operations. During the years ended December 31, 2011, 2010 and 2009, the company recognized interest and penalties totaling $14 million, $10 million and $27 million, respectively. The company accrued $91 million and $94 million for the payment of interest and penalties at December 31, 2011 and 2010, respectively.

Approximately $83 million of deferred income tax benefit and $7 million of deferred income tax expense were provided in components of other comprehensive income during the years ended December 31, 2011 and 2010, respectively. Approximately $8 million and $1 million of current income tax benefit were provided in components of additional paid in capital during the year ended December 31, 2011 and 2010, respectively.

P.	Environmental and legal matters

The company has been notified by the U.S. Environmental Protection Agency or by various state or local governments that it may be liable under federal environmental laws or under applicable state or local laws with respect to the cleanup of hazardous substances at sites previously operated or used by the company. The company is currently named as a potentially responsible party (“PRP”), or has received third-party requests for contribution under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and similar state or local laws with respect to numerous sites. There are other sites which may contain contamination or which may be potential Superfund sites, but for which MeadWestvaco has not received any notice or claim. The potential liability for all these sites will depend upon several factors, including the extent of contamination, the method of remediation, insurance coverage and contribution by other PRPs. The company regularly evaluates its potential liability at these various sites. At December 31, 2011, MeadWestvaco had recorded liabilities of approximately $24 million for estimated potential cleanup costs based upon its close monitoring of ongoing activities and its past experience with these matters. The company believes that it is reasonably possible that costs associated with these sites may exceed amounts of recorded liabilities at December 31, 2011 by an amount that could range from an insignificant amount to as much as $20 million. This estimate is less certain than the estimate upon which the environmental liabilities were based. After consulting with legal counsel and after considering established liabilities, it is our judgment that the resolution of pending litigation and proceedings is not expected to have a material adverse effect on the company’s consolidated financial condition or liquidity. In any given period or periods, however, it is possible such proceedings or matters could have a material effect on the results of operations.

As with numerous other large industrial companies, the company has been named a defendant in asbestos-related personal injury litigation. Typically, these suits also name many other corporate defendants. To date, the costs resulting from the litigation, including settlement costs, have not been significant. As of December 31, 2011, there were approximately 510 lawsuits. Management believes that the company has substantial indemnification protection and insurance coverage, subject to applicable deductibles and policy limits, with respect to asbestos claims. The company has valid defenses to these claims and intends to continue to defend them vigorously. Additionally, based on its historical experience in asbestos cases and an analysis of the current cases, the company believes that it has adequate amounts accrued for potential settlements and judgments in asbestos-related litigation. At December 31, 2011, the company had recorded litigation liabilities of approximately $34 million, a significant portion of which relates to asbestos. Should the volume of litigation grow substantially, it is possible that the company could incur significant costs resolving these cases. After consulting with legal counsel and after considering established liabilities, it is our judgment that the resolution of pending litigation and proceedings is not expected to have a material adverse effect on the company’s consolidated financial condition or liquidity. In any given period or periods, however, it is possible such proceedings or matters could have a material effect on the results of operations.

MeadWestvaco is involved in various other litigation and administrative proceedings arising in the normal course of business. Although the ultimate outcome of such matters cannot be predicted with certainty, management does not believe that the currently expected outcome of any matter, lawsuit or claim that is pending or threatened, or all of them combined, will have a material adverse effect on the company’s consolidated financial condition or liquidity. In any given period or periods, however, it is possible such proceedings or matters could have a material effect on the results of operations.

Q.	Acquisitions

On December 30, 2011, the company acquired a dispensing caps and closures manufacturer serving the food, home and garden, and beauty and personal care packaging markets. The company will extend these dispensing closure solutions across its global packaging platform. The purchase price of this acquisition was $71 million. The total purchase price was allocated based on the fair values of the assets acquired and liabilities assumed including identifiable intangible assets totaling $19 million that are being amortized over a period of 3 to 15 years and goodwill of $30 million. The results of operations from the date of this acquisition are included in the Food & Beverage and Home, Health & Beauty segments. This acquisition did not have a material effect on the company’s consolidated financial statements and as such, pro forma results for this acquisition are not presented.

On November 30, 2010, the company acquired a trigger sprayer manufacturer to enhance its global home and garden business. The purchase price of this acquisition was $60 million. The total purchase price was allocated based on the fair values of the assets acquired and liabilities assumed including identifiable intangible assets totaling $18 million that are being amortized over a weighted-average amortization period of 10 years and goodwill of $19 million. The results of operations from the date of this acquisition are included in the Home, Health & Beauty segment. This acquisition did not have a material effect on the company’s consolidated financial statements and as such, pro forma results for this acquisition are not presented.

R.	Dispositions

On May 1, 2012, MeadWestvaco completed the spin-off of its C&OP business and subsequent merger of that business with ACCO Brands Corporation. MeadWestvaco shareholders received approximately one share of ACCO Brands Corporation stock for every three shares of MeadWestvaco stock they owned of record as of April 24, 2012, resulting in their collective ownership on May 1, 2012 of 50.5% of the outstanding common shares of ACCO Brands Corporation. In accordance with the terms of the transaction, MeadWestvaco received cash distributions on a tax-free basis totaling $460 million during April 2012 pursuant to loan proceeds from new debt obligations of the C&OP business. The net assets of the C&OP business included cash totaling $59 million pursuant to MeadWestvaco satisfying a working capital provision of the transaction, subject to certain post-closing adjustments. For the years ended December 31, 2011, 2010 and 2009, the operating results of the C&OP business are reported in discontinued operations in the consolidated statements of operations on an after-tax basis.

On February 1, 2011, the company completed the sale of its Envelope Products business for cash proceeds of $55 million. During 2010, the company recorded pre-tax charges of $19 million ($15 million after taxes) comprised of impairment of long-lived assets of $6 million, impairment of allocated goodwill of $7 million and a pension curtailment loss of $6 million. During 2011, the company recorded additional charges of $1 million ($0.7 million after taxes) primarily related to a working capital adjustment. The combined pre-tax charges recorded in 2010 and 2011 sum to $20 million ($16 million after taxes) and represent the total amount of loss on sale of the Envelope Products business. The operating results of this business, as well as the charges noted above, are reported in discontinued operations in the consolidated statements of operations on an after-tax basis. The results of operations and assets and liabilities of the Envelope Products business were previously included in the C&OP segment.

On September 30, 2010, the company completed the sale of its Media and Entertainment Packaging business for cash proceeds of $68 million. The sale resulted in a pre-tax loss of $153 million ($126 million after taxes). During 2011, the company recorded additional charges of $12 million ($8 million after taxes) primarily related to a media and packaging business pension plan settlement. The combined pre-tax charges recorded in 2010 and 2011 sum to $165 million ($134 million after taxes) and represent the total amount of loss on sale of the envelope products business. The operating results of this business, as well as the charges noted above, are reported in discontinued operations in the consolidated statements of operations on an after-tax basis. The results of operations and assets and liabilities of the Media and Entertainment Packaging business were previously included in the former Consumer Solutions segment.

Below are amounts attributed to the above dispositions included in discontinued operations in the consolidated statements of operations.

	Year ended December 31,
In millions, except per share amounts	2011	2010	2009
Net sales	$761	$1,222	$1,391

Cost of sales[1,4]	503	945	1,079
Selling, general and administrative expenses[2,4]	158	182	193
Interest expense	16	22	23
Other (income) expense, net[3]	(3)	146	(5)

Income (loss) before income taxes	87	(73)	101

Income tax provision (benefit)	58	7	40

Net income (loss)	$29	$(80)	$61

Net income (loss) per share
Basic	$0.18	$(0.47)	$0.35
Diluted	$0.17	$(0.46)	$0.35

[1]

For the year ended December 31, 2011 there are no restructuring charges included in cost of sales. For the years ended December 31, 2010 and 2009, cost of sales includes restructuring charges of $1 million and $16 million, respectively.

[2]

For the year ended December 31, 2011 there are no restructuring charges included in selling, general and administrative expenses. For the years ended December 31, 2010, and 2009, selling, general and administrative expenses include restructuring charges of $4 million and $6 million, respectively.

[3]	Other expense in 2010 includes a loss on sale of the Media and Entertainment Packaging business of $153 million.
[4]

For the year ended December 31, 2011 pursuant to the 2010 sale of the Media and Entertainment Packaging business, selling, general and administrative expenses include a pension settlement loss of $10 million. For the year ended December 31, 2010 pursuant to the sale of the Envelope Products business that closed on February 1, 2011, cost of sales includes an impairment charge of allocated goodwill of $7 million, an impairment charge of long-lived assets of $6 million and a pension curtailment charge of $5 million; selling, general and administrative expenses include a pension curtailment charge of $1 million.

The following table shows the major categories of assets and liabilities that are classified as discontinued operations in the consolidated balance sheet at December 31, 2011 and 2010:

	December 31,
In millions	2011	2010
Accounts receivable, net	$257	$297
Inventories	70	113
Other current assets	26	26

Current assets	353	436

Property, plant and equipment, net	89	120
Goodwill	164	172
Other assets	100	119

Non-current assets	353	411

Accounts payable	35	51
Accrued expenses	101	142
Notes payable and current maturities of long-term debt	0	1

Current liabilities	136	194

Other long-term liabilities	43	47

In connection with the sale of the Envelope Products business in 2011, the sale of the Media and Entertainment Packaging business in 2010, the sale of the Kraft business in 2008, the sale of certain large-tract landholdings in 2007 and the sale of the Printing and Writing Papers business in 2005, the company provided certain guarantees and indemnities to the respective buyers and other parties. These obligations include both potential environmental matters as well as certain contracts with third parties. As of December 31, 2011, the total aggregate exposure to the company for these matters could be up to $45 million. As of December 31, 2011, the company evaluated the fair value of these guarantees and indemnifications which did not result in a material impact to the company’s consolidated financial statements.

S.	Cash flow

Changes in current assets and liabilities, net of acquisitions and dispositions, were as follows:

	Years ended December 31,
In millions	2011	2010	2009
(Increase) decrease in:
Receivables	$(41)	$(39)	$14
Inventories	(35)	(94)	87
Prepaid expenses	6	19	9

Increase (decrease) in:
Accounts payable and accrued expenses	2	43	117
Income taxes payable	24	37	(58)

	$(44)	$(34)	$169

	Years ended December 31,
In millions	2011	2010	2009
Cash paid for:
Interest	$166	$172	$197
Less capitalized interest	(11)	(2)	(3)

Interest paid, net	$155	$170	$194

Income tax (refund) paid, net	$61	$(36)	$66

T.	Segment information

MWV’s segments are (i) Food & Beverage, (ii) Home, Health & Beauty, (iii) Industrial, (iv) Specialty Chemicals, and (v) Community Development and Land Management.

The Food & Beverage segment produces packaging materials, and designs and produces packaging solutions primarily for the global food, food service, beverage, dairy and tobacco end markets, as well as paperboard for commercial printing. For the global food market, the segment develops and produces materials and innovative solutions that are used to package frozen food, dry goods, ready-to-eat meals, hot and cold drinks, and various shelf-stable dairy products. For the global beverage market, the segment has a fully integrated business model, including high-performance paperboard, carton design and converting operations, as well as beverage packaging machinery. For the global tobacco market, the segment produces high performance paperboard, and designs and produces cartons for the leading tobacco brand owners. The segment’s materials are manufactured in the United States and converted into solutions at plants located in North America, Europe and Asia.

The Home, Health & Beauty segment designs and produces packaging solutions for the global personal care, fragrance, home care, lawn and garden, prescription drug and healthcare end markets. For the global beauty and personal care market, the segment produces pumps for fragrances, lotions, creams and soaps, flip-top and applicator closures for bath and body products and lotions, and paperboard and plastic packaging for hair and skin care products. For the global home and garden market, the segment produces trigger sprayers for surface cleaners and fabric care, aerosol actuators for air fresheners, hose-end sprayers for lawn and garden maintenance, and spouted and applicator closures for a variety of other home and garden products. For the global healthcare market, the segment makes secondary packages designed to enhance patient adherence and child safety for prescription drugs, as well as healthcare dispensing systems, paperboard packaging and closures for over-the-counter and prescription drugs. Paperboard and plastic materials are converted into packaging solutions at plants located in North America, South America, Europe and Asia.

The Industrial segment designs and produces corrugated packaging solutions, primarily for produce, meat, consumer products and bulk goods primarily in Brazil. The integrated business includes forestlands, paperboard mills and corrugated box plants. This segment also includes a corrugated operation in India, which develops packaging solutions principally for the domestic fresh produce growers. In Brazil, the segment manufactures high quality virgin kraftliner and recycle-based medium paperboards, and converts the material to corrugated packaging at five box plants across the country. In India, the segment converts raw materials to corrugated packaging at its facility in Pune.

The Specialty Chemicals segment manufactures, markets and distributes specialty chemicals derived from sawdust and other byproducts of the papermaking process in North America, Europe, South America and Asia. Products include performance chemicals derived from pine chemicals used in printing inks, asphalt paving and adhesives as well as the agricultural, paper and petroleum industries. This segment also includes products based on activated carbon used in gas vapor emission control systems for automobiles and trucks and applications for air, water and food purification.

The Community Development and Land Management segment is responsible for maximizing the value of the company’s landholdings in the Southeastern region of the U.S. Operations of the segment include real estate development, forestry operations and leasing activities. Real estate development includes (i) selling non-core forestlands primarily for recreational and residential uses, (ii) entitling and improving high-value tracts, and (iii) master planning select landholdings. Forestry operations include growing and harvesting softwood and hardwood on the company’s forestlands for external consumption and for use by the company’s mill-based business. Leasing activities include fees from third parties undertaking mineral extraction operations, as well as fees from recreational leases on the company’s forestlands.

Corporate and Other includes expenses associated with corporate support staff services, as well as income and expense items not directly associated with ongoing segment operations, such as restructuring charges, pension income and curtailment gains and losses, interest expense and income, non-controlling interest income and losses, certain legal settlements, gains and losses on certain asset sales and other items.

The segments are measured on operating profits before restructuring charges, interest expense and income, minority interest income and losses and income taxes. The segments follow the same accounting principles described in the Summary of Significant Accounting Policies. Sales between the segments are recorded primarily at market prices.

No single customer or foreign country other than Brazil accounted for 10% or more of consolidated trade sales or assets in the periods presented. The below table reflects amounts on a continuing operations basis.

	Years ended December 31,
In millions	2011	2010	2009
Net sales[1]
U.S.[2]	$3,497	$3,285	$3,149
Brazil	554	480	413
Other Non-U.S.	1,267	1,181	1,096

Net sales	$5,318	$4,946	$4,658

Long-lived assets, net
U.S.	$3,684	$3,752	$3,679
Brazil	593	339	324
Other Non-U.S.	498	521	514

Long-lived assets	$4,775	$4,612	$4,517

[1]	Net sales are attributed to countries based on location of the seller.
[2]	Export sales from the U.S. were $905 million, $816 million, and $744 million for the years ended December 31, 2011, 2010, and 2009, respectively.

Financial information by segment and Corporate and Other follows:

In millions	Trade sales	Inter- segment sales	Total sales	Segment profit	Depreciation, depletion and amortization	Segment assets	Capital expenditures
Year ended December 31, 2011
Food & Beverage	$3,076	$2	$3,078	$312	$218	$2,685	$223
Home, Health & Beauty	766	0	766	34	68	816	51
Industrial	507	0	507	80	22	711	311
Specialty Chemicals	811	0	811	203	29	459	29
Community Development and Land Management	158	3	161	63	10	384	6

Total	5,318	5	5,323	692	347	5,055	620
Corporate and Other[1]	0	0	0	(379)	20	3,002	35
Assets of discontinued operations	0	0	0	0	0	706	0
Non-controlling interests	0	0	0	4	0	0	0
Inter-segment eliminations	0	(5)	(5)	0	0	0	0

Consolidated totals[3]	$5,318	$0	$5,318	$317	$367	$8,763	$655

Year ended December 31, 2010
Food & Beverage	$2,884	$3	$2,887	$247	$217	$2,637	$129
Home, Health & Beauty	751	0	751	51	64	854	25
Industrial	468	0	468	84	19	481	26
Specialty Chemicals	679	1	680	141	30	430	22
Community Development and Land Management	164	4	168	67	7	370	5

Total	4,946	8	4,954	590	337	4,772	207
Corporate and Other[1]	0	0	0	(395)	23	3,196	22
Assets of discontinued operations[2]	0	0	0	0	0	846	0
Non-controlling interests	0	0	0	4	0	0	0
Inter-segment eliminations	0	(8)	(8)	0	0	0	0

Consolidated totals[3]	$4,946	$0	$4,946	$199	$360	$8,814	$229

Year ended December 31, 2009
Food & Beverage	$2,791	$1	$2,792	$190	$227	$2,676	$106
Home, Health & Beauty	759	0	759	25	71	837	33
Industrial	371	0	371	61	18	447	17
Specialty Chemicals	499	4	503	56	28	394	28
Community Development and Land Management	189	4	193	99	8	356	5

Total	4,609	9	4,618	431	352	4,710	189
Corporate and Other[1,4]	49	0	49	(157)	24	3,191	25
Assets of discontinued operations[2]	0	0	0	0	0	1,120	0
Non-controlling interests	0	0	0	0	0	0	0
Inter-segment eliminations	0	(9)	(9)	0	0	0	0

Consolidated totals[3]	$4,658	$0	$4,658	$274	$376	$9,021	$214

[1]

Corporate and Other includes expenses associated with corporate support staff services, as well as income and expense items not directly associated with ongoing segment operations, such as restructuring charges, pension income and curtailment gains and losses, interest expense and income, non-controlling interest income and losses, certain legal settlements, gains and losses on certain asset sales and other items.

[2]

Assets of discontinued operations at December 31, 2011 represent the assets of the C&OP business. Assets of discontinued operations at December 31, 2010 represent the assets of the C&OP and Envelope Products businesses. Assets of discontinued operations at December 31, 2009 represent the assets of the C&OP, Envelope Products and the Media and Entertainment Packaging businesses. See Note R for further discussion.

[3]	Consolidated totals represent results from continuing operations, except as otherwise noted.
[4]	Revenue included in Corporate and Other in 2009 includes sales from the company’s specialty papers operation, which was sold in the fourth quarter of 2009.

U.	Selected quarterly information

The below information is unaudited.

	Years ended December 31,
In millions, except per share data	2011[1]	2010[2]
Sales:
First	$1,250	$1,151
Second	1,375	1,258
Third	1,411	1,274
Fourth	1,282	1,263

Year	$5,318	$4,946

Gross profit:
First	$284	$199
Second	313	244
Third	321	266
Fourth[3]	207	251

Year[3]	$1,125	$960

Net income (loss) attributable to the company:
First	$65	$24
Second	89	50
Third	117	(15)
Fourth[3]	(25)	47

Year[3]	$246	$106

Net income (loss) attributable to the company per diluted share:
First	$0.38	$0.14
Second	0.51	0.29
Third	0.67	(0.09)
Fourth[3]	(0.14)	0.28

[1]

First quarter 2011 results include after-tax restructuring charges of $4 million, or $0.03 per share, and an after-tax loss from discontinued operations of $5 million, or $0.02 per share. Second quarter 2011 results include after-tax restructuring charges of $5 million, or $0.03 per share and after-tax income from discontinued operations of $20 million or $0.11 per share. Third quarter 2011 results include after-tax restructuring charges of $4 million, or $0.02 per share and after-tax income of from discontinued operations of $32 million or $0.18 per share. Fourth quarter 2011 results include after-tax restructuring charges of $6 million, or $0.04 per share, and after-tax loss from discontinued operations of $18 million, or $0.10 per share.

[2]

First quarter 2010 results include an income tax benefit of $10 million, or $0.06 per share, related to favorable domestic tax audit settlements, after-tax restructuring charges of $3 million, or $0.02 per share, and an after-tax loss from discontinued operations of $5 million, or $0.03 per share. Second quarter 2010 results include after-tax restructuring charges of $9 million, or $0.05 per share, and after-tax income from discontinued operations of $8 million, or $0.05 per share. Third quarter 2010 results include an income tax benefit from cellulosic biofuel producer credits of $15 million, or $0.09 per share, after-tax restructuring charges of $10 million, or $0.06 per share, an after-tax charge of $4 million, or $0.02 per share, from early extinguishment of debt, and an after-tax loss from discontinued operations of $93 million, or $0.54 per share. Fourth quarter 2010 results include after-tax restructuring charges of $12 million, or $0.07 per share, an after-tax gain of $5 million, or $0.03 per share, related to a pension curtailment, an income tax benefit from cellulosic biofuel producer credits of $5 million, or $0.03 per share, and after-tax income from discontinued operations of $10 million, or $0.06 per share.

[3]

Fourth quarter and full-year 2011 results, as previously reported in the company’s earnings release dated January 25, 2012, were subsequently adjusted to include non-cash expenses of $15 million before taxes ($10 million after taxes or $0.05 per share) primarily pursuant to the recognition of a projected benefit obligation related to a post-retirement benefit plan.

Included is this adjustment to full-year 2011 earnings are amounts attributable to annual periods prior to 2011 of $12 million before taxes ($8 million after taxes or $0.04 per share). Included is this adjustment to fourth quarter 2011 earnings are amounts attributable to periods prior to the fourth quarter of 2011 of $14 million before taxes ($10 million after taxes or $0.05 per share). The impact to full-year 2011 gross profit was $12 million ($10 million attributable to periods prior to 2011). The impact to fourth quarter 2011 gross profit was $12 million ($11 million attributable to periods prior to the fourth quarter of 2011). The adjustments attributable to periods prior to the fourth quarter of 2011 were deemed immaterial to the current period and to any individual period prior to the fourth quarter of 2011.